Exhibit 4.17

LICENSE AND COLLABORATION AGREEMENT

11 JULY 2016

BETWEEN

CELYAD S.A.

AND

ONO PHARMACEUTICAL CO., LTD.

This license and collaboration agreement (“Agreement”) is made as of 11 July 2016 (the “Effective Date”),

BETWEEN:

(1)	CELYAD S.A., a company incorporated in Belgium, company number 0891.118.115, whose registered office is at Rue Edouard Belin 2, 1435 Mont-Saint-Guibert, Belgium (“CELYAD”); and

(2)	ONO PHARMACEUTICAL CO., LTD., a company incorporated in Japan, whose principal place of business is at 8-2, Kyutaro-machi 1-chome, Chuo-ku, Osaka, Osaka 541-8564, Japan (“ONO”),

hereinafter referred to collectively as the Parties and individually as a Party.

WHEREAS:

(A)	CELYAD is a clinical-stage biopharmaceutical company that develops, owns or otherwise controls certain intellectual property and know-how regarding the engineering of primary cells (i.e. T-cells) for therapeutic applications;

(B)	CELYAD is currently developing the Product (as defined below);

(C)	ONO possesses research, development, and commercialization expertise for research, development and commercialization of pharmaceutical products in the field of oncology;

(D)	ONO is interested in obtaining an exclusive license from CELYAD to Develop, Manufacture, have Manufactured, Use and Commercialize the Product in the Field in the ONO Territory (as all such terms are defined below), and CELYAD is willing to grant ONO such exclusive license of certain intellectual property and know-how as mentioned above;

(E)	This Agreement sets out the terms and conditions (i) under which CELYAD is prepared to grant such license and (ii) of the collaboration between the Parties.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement:

Action Party has the meaning given in respectively Articles 15.3(b) and 15.3(c);

Affected Party has the meaning given in Article 28.1;

Affiliate means any person, corporation or entity directly or indirectly controlled by, controlling or under common control with a Party. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting share capital of a person, corporation or entity or (b) to possess, directly or indirectly, the power to direct the management and policies of a person, corporation or entity whether through ownership of the voting share capital, by contract relating to voting rights or through corporate governance, or otherwise;

Allogeneic Product means any product containing Allogeneic T-Cell expressing chimeric NKG2D receptor Developed by CELYAD, and that is covered by CELYAD Patents, CELYAD Third Party Patents (subject to Article 2.8), CELYAD Know-How and/or CELYAD Third Party Know-How (subject to Article 2.8). [CONFIDENTIAL]

Allogeneic T-Cell means any T-Cell that is devoid of, or has an inhibited T-Cell Receptor function, and that is covered by CELYAD Patents, CELYAD Third Party Patents (subject to Article 2.8), CELYAD Know-How and/or CELYAD Third Party Know-How (subject to Article 2.8);

Annual Net Sales means the total Net Sales of the Product sold by ONO, its Affiliates or ONO Sublicensees in the ONO Territory in a particular ONO Fiscal Year;

Applicable Law means all applicable laws, enactments, rules and regulations, regulatory policies, regulatory guidelines, industry codes, regulatory permits and regulatory licences, in each case which are in force from time to time in any jurisdiction where a Party conducts its activities under this Agreement;

Audit Period has the meaning given in Article 12.4;

Autologous Product means any product containing autologous T-Cell expressing chimeric NKG2D receptor Developed by CELYAD, and that is covered by CELYAD Patents, CELYAD Third Party Patents (subject to Article 2.8), CELYAD Know-How and/or CELYAD Third Party Know-How (subject to Article 2.8);

ASEAN Countries means [CONFIDENTIAL]

Business Day means any day on which commercial banks in both Mont-Saint-Guibert, (Belgium) and Osaka (Japan) are generally open for business, other than a Saturday, a Sunday or a day within CELYAD’s company-wide corporate holidays (for CELYAD’s obligations) or ONO’s company- wide corporate holidays (for ONO’s obligations);

Calendar Quarter means the period of three (3) consecutive calendar months ending either on March 31, June 30, September 30 or December 31, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first date to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term;

Cancer Indication means a separate and distinct disease [CONFIDENTIAL]

CELYAD Development Plan means the Development Plan established by CELYAD and to be performed by CELYAD in the Field in the CELYAD Territory;

CELYAD Existing Patent Rights has the meaning given in Article 17.2(d);

CELYAD Indemnities has the meaning given in Article 20.1;

CELYAD Know-How means the CELYAD Owned Know-How and CELYAD Licensee Know- How; provided that such term excludes Joint Know-How;

CELYAD Licensee means a Third Party to which CELYAD grants a license to Develop, Manufacture, and/or Commercialize the Product as such or as incorporated into other products in the Field outside the ONO Territory;

CELYAD Licensee Know-How means any and all Know-How that is Controlled by CELYAD Licensees as of the Effective Date or during the Term, that is necessary or reasonably useful in connection with the Development, Manufacturing, Use or Commercialization of the Product; such CELYAD Licensee Know-How is subject to Article 2.7;

CELYAD Licensee Patents means any and all Patents that are Controlled by CELYAD Licensees as of the Effective Date or during the Term, that are necessary or reasonably useful in connection with the Development, Manufacturing, Use or Commercialization of the Product; such CELYAD Licensee Patents are subject to Article 2.7;

CELYAD Licensee Promotional Materials has the meaning given in Article 9.4(c);

CELYAD Owned Know-How means any and all Know-How that is Controlled by or on behalf of CELYAD or its Affiliates (under the conditions of Article 2.6) as of the Effective Date or during the Term, that is necessary or reasonably useful in connection with the Development, Manufacturing, Use or Commercialization of the Product;

CELYAD Owned Patents means any and all Patents that are Controlled by or on behalf of CELYAD or its Affiliates (under the conditions of Article 2.6) as of the Effective Date, as listed in Annex 1, or during the Term, that are necessary or reasonably useful in connection with the Development, Manufacturing, Use or Commercialization of the Product;

CELYAD Patents means the CELYAD Owned Patents and CELYAD Licensee Patents; provided that such term excludes Joint Patent;

CELYAD Product Trademarks has the meaning given in Article 16.2;

CELYAD Promotional Materials has the meaning given in Article 9.4(a);

CELYAD Territory means the world, other than the ONO Territory;

CELYAD Third Party Know-How means any and all Know-How that is Controlled by or on behalf of a Third Party (other than a CELYAD Licensee) and which CELYAD or its Affiliates license in as of the Effective Date or during the Term, that is necessary or reasonably useful in connection with the Development, Manufacturing, Use or Commercialization of the Product; such CELYAD Third Party Know-How is subject to Article 2.8;

CELYAD Third Party Patents means any and all Patents that are Controlled by or on behalf of a Third Party (other than a CELYAD Licensee) and which CELYAD or its Affiliates license in as of the Effective Date or during the Term, that are necessary or reasonably useful in connection with the Development, Manufacturing, Use or Commercialization of the Product; such CELYAD Third Party Patents are subject to Article 2.8;

Clinical Supply Agreement has the meaning given in Article 10.1;

Clinical Trial means a human clinical trial as described in 21 C.F.R. §312.21 in the United State, or an equivalent clinical trial in a country or jurisdiction other than the United States;

Combination Trials has the meaning given in Article 8.3;

Commercialization (including any variations such as “Commercialize” and “Commercializing”) means any and all activities of marketing, promoting, distributing, importing, exporting (within the ONO Territory for ONO and the CELYAD Territory for CELYAD), offering for sale, having sold and/or selling product, including without limitation defining pricing and reimbursement strategy, Marketing Authorization and pre-launch marketing strategy;

Commercialization Date means, with respect to a Product in the ONO Territory, the date of the first sale of such Product to a Third Party (other than the ONO Affiliates or the ONO Sublicensees) in a country after all required Marketing Authorizations and formalities are granted for that Product in such country in the ONO Territory;

Commercially Reasonable Efforts means, with respect to any Party, the application by or on behalf of such Party of a level of resources and efforts to Develop, Manufacture and/or Commercialize the Product, as applicable, as would normally be exerted and employed by such Party, which is in line with the pharmaceutical industry average, in pursuing the development, Manufacture and/or Commercialization of its other pharmaceutical products of a similar stage of product life, safety, efficacy, intellectual property profile (including the Patent situation and the freedom to operate) and commercial potential; where this term is used in relation to obligations of and/or rights granted by a CELYAD Licensee or ONO Sublicensee, this term shall be construed to mean that CELYAD or ONO shall use best efforts to ensure that such CELYAD Licensee or ONO Sublicensee shall comply with such obligations and/or grant such rights;

Commercial Supply Agreement has the meaning given in Article 10.1;

Common Brand Name has the meaning given in Article 16.1;

Completion of a Clinical Trial means [CONFIDENTIAL]

Confidential Information means all Information and materials which a Party or its Affiliates receives from the other Party or its Affiliates, either directly or from any other person specified by such other Party or its Affiliates, during the Term;

Control (including any variations such as “Controlled” and “Controlling”) in the context of intellectual property rights, data and/or information, means that, regardless of whether a person, corporation or entity owns or has a license to such intellectual property rights, data and/or information, such person, corporation or entity has the right to grant access to, and/or the right to grant the applicable license or sublicense under this Agreement, to such intellectual property rights, data and/or information, without violating the terms of an agreement or other arrangement with any Third Party;

Dartmouth means Trustees of Dartmouth College which is a non-profit educational and research institution existing under the laws of the State of New Hampshire, and being located at Hanover, New Hampshire 03755;

Data means any and all research, pharmacology, formulation, non-/pre-clinical, safety data (clinical and non-/pre-clinical), process development, manufacturing, commercial, marketing and other data or information, including investigator brochures and reports (both preliminary and final), statistical analyses, expert opinions and reports related or directed to the Product;

Development (including any variations such as “Develop” and “Developing”) means the activities, including the non-/pre-clinical development as well as the clinical development, performed by a Party toward the Commercialization of the Product, including without limitation: activities related to research, process development and manufacturing, non-/pre-clinical and clinical drug development of the Product in the Field and in the relevant Party’s territory, test method development and stability testing, assay development, toxicology, pharmacology, formulation, quality assurance, quality development, technology transfer, statistical analysis, process development, scale-up, pharmakocinetic studies, data collection and management, clinical studies, Clinical Trials, regulatory affairs, drug safety surveillance activities related to clinical studies and Clinical Trials and validation of methods and tests;

Development Plan means, for the Product, a working document describing as appropriate the indication(s), expected timelines of the non-/pre-clinical, clinical, manufacturing, regulatory and other activities as appropriate;

Directors has the meaning given in Article 25.2;

Disclosing Party has the meaning given in Article 18.1;

Disputes has the meaning given in Article 25.2;

Executives has the meaning given in Article 25.2;

Expanded Territory means [CONFIDENTIAL]

Expansion Notice has the meaning given in Article 4;

Expansion Exercise Notice has the meaning given in Article 4;

Field means all human prescription uses of the Product, [CONFIDENTIAL]

First Allogeneic Trial means [CONFIDENTIAL]

Force Majeure has the meaning given in Article 28.1;

Generic Country has the meaning given in Article 11.2(a)(ii);

Generic Product means a product that obtains marketing authorization of such product in the ONO Territory, whether for use as monotherapy or for use in combination with any other vaccine, biologic or compound, which is approved by an approval process for a generic product (or other product equivalent thereto under the name other than a generic product) under Applicable Law;

Global Clinical Trial means a Clinical Trial covering both of the CELYAD Territory and the ONO Territory;

Indemnitee has the meaning given in Article 20.3;

Indemnitor has the meaning given in Article 20.3;

Information means all technical, scientific, regulatory and other information, results, knowledge, techniques, in whatever form and whether or not confidential, proprietary, patented or patentable, including Inventions, invention disclosures, plans, processes, practices, methods, know how, skill, experience, ideas, concepts, Data, compilations of data, databases, SAS datasets, programs, software models, algorithms, experimental works, specifications, improvements, developments, modifications, compositions of matter, formulas, formulations, articles of manufacture, discoveries, findings, devices, assays, biological, chemical, physical or other materials, analytical and quality control data, formulae, marketing, pricing, price, distribution, organization, cost, sales, and manufacturing data or descriptions;

Initiation Party has the meaning given in Article 15.4(e);

Invention means any new process, machine, manufacture, or composition of matter, or any new improvement thereof, whether patentable or not, that is made on the Effective Date or during the Term by a Party in connection with or relating to the Development, the Manufacturing, the Use and/or the Commercialization of the Product;

IND means an application submitted to a Regulatory Authority to obtain the right to perform Clinical Trials;

Indemnified Losses means any losses, damages, costs and expenses (including, without limitation, reasonable legal and/or attorney’s fees), or any amounts agreed to be paid by way of settlement or compromise;

Initiation of a Clinical Trial means [CONFIDENTIAL]

Intellectual Property Rights means (i) copyrights, Patents, database rights and rights in trademarks, designs, Know-How or trade secrets (whether registered or unregistered), (ii) all other intellectual property rights and equivalent or similar forms of protection and (iii) applications for registration, and the right to apply for registration, for any of these rights, including renewals, divisional, continuations, continuations in part, converted provisionals, continued prosecution applications, reissues and extensions;

IPR Claim has the meaning given in Articles 21.1 and 21.4;

JCC Chairpersons has the meaning given in Article 14.3;

JDC Chairpersons has the meaning given in Article 14.1;

Joint Commercialization Committee or JCC means the joint commercialization committee formed by the Parties as described in Article 14.3;

Joint Development Committee or JDC means the joint development committee formed by the Parties as described in Article 14.1;

Joint Invention has the meaning given in Article 15.1(c);

Joint Know-How means any and all Know-How Controlled by or on behalf of, both ONO or its Affiliates and CELYAD or its Affiliates, as of the Effective Date or during the Term;

Joint Patent has the meaning given in Article 15.1(c);

Know-How means Information that is related to the Product or that is necessary or useful for the Development, Commercialization, Use or Manufacturing thereof in the Field;

Lead Party has the meaning given in respectively Articles 15.2(b) and 15.2(c);

Liaison means an individual to serve as the contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to the Development, the Manufacturing, Use and Commercialization of the Product;

Manufacture means any activity related to the production, the manufacturing, processing, filling, packaging, labeling, shipping, supplying and holding of a compound or product or any intermediate thereof, including process development, process qualification and validation, scale-up, non/pre-clinical, clinical and commercial manufacture and analytic development, product characterization, quality assurance and quality control (including in-process testing, release testing or stability testing). When used as a verb, “to Manufacture” and “Manufacturing” mean to engage in Manufacture; “Manufactured” has a corresponding meaning;

Marketing Authorization means the authorization granted by the competent Regulatory Authority to ONO in the ONO Territory, which authorizes the Commercialization of the Product in the ONO Territory;

NDA means a new drug application in the United States or an equivalent application in a country or jurisdiction other than the United States;

Net Sales means, with respect to the Product, the gross invoiced sales of such Product by ONO or its Affiliates or ONO Sublicensees, as applicable, to Third Parties after the first Commercialization Date of such Product, less the following deductions to the extent (a) reasonable and customary and (b) included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by ONO or its Affiliates or ONO Sublicensees, as applicable, with respect to the sale of such Product:

(i)	[CONFIDENTIAL]

(ii)	[CONFIDENTIAL]

(iii)
(iv)

(v)

(vi)

(vii)

it being understood that for calculation of the Net Sales, only reasonable discounts are taken into account that are substantially in line with discounts given by ONO for products other than the Product;

Non-Affected Party has the meaning given in Article 28.1;

Non-Exclusivity Country has the meaning given in Article 11.2(a);

ONO Development Plan means the Development Plan established by ONO and to be performed by ONO in the Field and in the ONO Territory;

ONO Fiscal Year means each successive period of twelve (12) months commencing on April 1 of a particular calendar year and ending on March 31 of the immediately following the calendar year;

ONO Indemnities has the meaning given in Article 20.2;

ONO Know-How means any and all Know-How Controlled by or on behalf of ONO or its Affiliates (or ONO Sublicensees, if applicable) during the Term; provided that such term excludes Joint Know-How;

ONO Necessary License has the meaning given in Article 11.3;

ONO Patents means any and all Patents that are Controlled by or on behalf of ONO or its Affiliates (or ONO Sublicensees, if applicable) during the Term, that are necessary or reasonably useful in connection with the Development, Manufacturing, Use or Commercialization of the Product; provided that such term excludes Joint Patent;

ONO Product Trademarks has the meaning given in Article 16.2;

ONO Promotional Materials has the meaning given in Article 9.4(b);

ONO Preferred Indication means [CONFIDENTIAL]

ONO Sublicensee means a Third Party to which ONO grants a license to Develop, Manufacture, have Manufactured and/or Commercialize the Product, as such or as incorporated into other product in the Field in the ONO Territory;

ONO Sublicensee Promotional Materials has the meaning given in Article 9.4(d);

ONO Territory means Japan, South Korea and Taiwan;

Other Intellectual Property Rights has the meaning given in Article 16.3;

Other Party has the meaning given in respectively Articles 15.2(b), 15.2(c), 15.3(b) and 15.3(c);

Patent means (a) all national, regional and international patents, (b) all patent applications filed either for such patents, or provisional applications or for an application claiming priority from either of these, including divisionals, continuations, continuations in part, converted provisionals, continued prosecution applications, reissues and extensions, (c) any and all patents that have been issued or will in the future be issued for the foregoing patent applications ((a) and (b));

Phase 2 Clinical Trial means a Clinical Trial for which the primary endpoints include a determination of dose ranges or an indication of efficacy of a Product in patients being studied, as described in 21 C.F.R, §312.21(b) in the United States, or an equivalent Clinical Trial in a country or jurisdiction other than the United States; provided, however that Phase 2 Clinical Trial shall not include a Clinical Trial that is intended to initially evaluate the safety or pharmacological effect of a Product in patients in the ONO Territory (i.e. phase 1/2 Clinical Trial);

Presenting Party has the meaning given in Article 18.7;

Product means the Allogeneic Product;

Prosecution and Maintenance (including variations such as “Prosecute” and “Maintain”) means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as continuations, divisionals, re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent and over which a patent authority has jurisdiction;

Recipient has the meaning given in Article 18.1;

Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Development, Manufacturing, Commercialization, Use, reimbursement or pricing of a pharmaceutical product, including the FDA, EMA and Japan’s Pharmaceuticals and Medical Devices Agency;

Regulatory Documentation means all (i) applications (including all IND, NDA, registrations, licenses, authorizations, and approvals (including all Marketing Authorization)), (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files and (iii) Data contained in any of the foregoing, in each case ((i), (ii), and (iii)) relating to the Product;

Regulatory Exclusivity means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to the Product other than a Patent right;

Reviewing Party has the meaning given in Article 18.7;

Royalty Rate has the meaning given in Article 11.2;

Royalty Term means, [CONFIDENTIAL]

South Korea means the Republic of Korea;

Taiwan means the territories effectively controlled by the Republic of China (Taiwan);

Tax means any sales, purchase or turnover tax as may be applicable in any relevant jurisdiction;

Tax Deduction means a deduction or withholding for or on account of withholding or income tax from a payment under this Agreement;

Taxation Document means the tax documents necessary from time to time in order for ONO (i) not to withhold tax or (ii) to withhold tax at a reduced rate under an applicable bilateral income tax treaty;

Term has the meaning given in Article 22.1;

Third Party means any person, corporation or entity that is not a Party to this Agreement, which for the avoidance of doubt also excludes a Party’s Affiliates;

Third Party Claim has the meaning given in Article 20.1;

Use means any utilisation of the Product that is not considered as a Commercialization, Development and Manufacture of the Product;

Valid Patent Claim means (i) a claim of an issued and unexpired Patent, included within CELYAD Patent or CELYAD Third Party Patent in the ONO Territory which claim (a) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency, national or regional patent office or other appropriate body of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal) and (b) has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (ii) a claim of a pending patent application within a CELYAD Patent or CELYAD Third Party Patent in the ONO Territory that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; [CONFIDENTIAL]

Working Group has the meaning given in Article 14.8(b).

1.2	Interpretation. The headings of each Article in this Agreement have been inserted for convenience only and are not intended to limit or expand the meaning of the language contained in the particular Article. Except where the context requires otherwise, the singular shall include the plural, the plural shall include the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Unless otherwise stated, references to days shall mean calendar days. The terms “include” and “including” as used herein shall mean include or including, without limiting the generality of any description preceding such term. Unless otherwise specified, (a) references in this Agreement to any Article or Annex shall mean references to such Article or Annex of this Agreement, (b) references in any Article to any clause are references to such clause of such Article and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

2.	LICENSE TO DEVELOP, MANUFACTURE AND COMMERCIALIZE

2.1	License Grant to ONO. Subject to the terms and conditions of this Agreement, CELYAD and/or its Affiliates (as appropriate) hereby grant to ONO during the Term an exclusive license, even as to CELYAD, with sublicenseable rights under the conditions of Article 2.2, of CELYAD Owned Patents, CELYAD Licensee Patents (subject to Article 2.7), CELYAD’s interests in the Joint Patents and CELYAD Owned Know-How, CELYAD Licensee Know-How (subject to Article 2.7), CELYAD’s interests in the Joint Know-How to Develop, Use, Manufacture, have Manufactured, Commercialize the Product in the Field in the ONO Territory.

In addition, subject to the terms and conditions of this Agreement, CELYAD and/or its Affiliates (as appropriate) hereby grant to ONO during the Term a non-exclusive license, with sublicenseable rights (in accordance with Article 2.2), under CELYAD Owned Patents, CELYAD Licensee Patents (subject to Article 2.7), CELYAD’s interests in Joint Patents and CELYAD Owned Know-How, CELYAD Licensee Know-How (subject to Article 2.7), CELYAD’s interests in the Joint Know-How: (a) to have the Product Manufactured by ONO or its Third Party manufacturers in countries outside the ONO Territory and (b) to have ONO or a Third Party contract research organizations conduct non-/pre-clinical and/or clinical testing of the Product, including process research in countries outside the ONO Territory; in each case, solely for the purposes of the Development and/or Manufacturing of the Product in the Field in the ONO Territory.

The Parties acknowledge and agree that CELYAD shall not be obliged to transfer or license to ONO any physical devices used for the Manufacturing of the Products by CELYAD or Third Party.

2.2	ONO’s Affiliates; Sublicenses. ONO shall have the right to grant sublicenses under Article 2.1: (a) to any of its Affiliates in the ONO Territory, as solely for so long as such entity remains an Affiliate of ONO; and (b) to an ONO Sublicensee (upon the prior written notice to CELYAD in order for CELYAD to comment, but it is being understood that the final decision making right remains with ONO) in the ONO Territory for the purposes of Developing, Using (only for ONO Affiliates, not for ONO Sublicensees), Manufacturing, having Manufactured and/or Commercializing the Product. In any event, ONO shall ensure that its Affiliates and ONO Sublicensees comply with all obligations under this Agreement and ONO shall remain responsible to CELYAD for all activities of its Affiliates and ONO Sublicensees to the same extent as if such activities had been undertaken by ONO itself. [CONFIDENTIAL]

2.3	License Grant to CELYAD. Subject to the terms and conditions of this Agreement, ONO and/or its Affiliates (as appropriate) grant to CELYAD during the Term a non-exclusive license, with sublicenseable rights (subject to Article 2.4), under ONO Patents, ONO’s interests in Joint Patents and ONO Know-How to Develop, Use, Manufacture, have Manufactured, Commercialize the Product in the Field in the CELYAD Territory.

2.4	CELYAD’s Affiliates; Sublicenses. CELYAD shall have the right to grant sublicenses under Article 2.3: (a) to any of its Affiliates in the CELYAD Territory, as solely for so long as such entity remains an Affiliate of CELYAD; and (b) to a CELYAD Licensee (upon the prior written notice to ONO; it is being understood that the decision making right remains with CELYAD) in the CELYAD Territory for the purposes of Developing, Using (only for CELYAD Affiliates, not for CELYAD Licensees) Manufacturing, having Manufactured and/or Commercializing the Product. In any event, CELYAD shall ensure that its Affiliates and CELYAD Licensees comply with all obligations under this Agreement and CELYAD shall remain responsible to ONO for all activities of its Affiliates and CELYAD Licensees to the same extent as if such activities had been undertaken by CELYAD itself.

2.5	Sen-yo Jisshiken Tohroku. Upon ONO’s request, CELYAD agrees that ONO shall be entitled to register, at ONO’s sole expense, ONO’s license with respect to CELYAD Patents in the ONO Territory (“Sen-yo Jisshiken Tohroku”) in accordance with the Patent Law of Japan; provided that such registration is not intended to, and shall not, affect the allocation of prosecution and enforcement rights and obligations set forth in Article 15 below. At ONO’s request and expense, CELYAD agrees to render reasonable assistance for such registration by ONO, including, without limitation, providing ONO with any documents duly signed by authorized personnel of CELYAD which are reasonably requested by ONO and necessary to effect such registration.

2.6	Know-How and Patents of a CELYAD Affiliate. CELYAD shall Control, without any consideration or compensation to a CELYAD Affiliate, (a) any Know-How, including any scientific, medical, technical, regulatory, manufacturing, marketing, promotional and other Information (including Data) relating to the Product that (i) is generated by such CELYAD Affiliate in connection with its Development, Manufacturing, Use and Commercialization of the Product and (ii) is reasonably necessary for ONO to Develop, Manufacture, Use and/or Commercialize the Product in the ONO Territory; and (b) any Patent existing as of the Effective Date or during the Term claiming or disclosing any Invention that (i) is made by such CELYAD Affiliate in connection with or relating to the Development, Manufacturing, Use and/or Commercialization of the Product, and (ii) is reasonably necessary for ONO to Develop, Manufacture, Use and/or Commercialize the Product in the ONO Territory.

2.7	CELYAD Licensee Know-How and CELYAD Licensee Patents. CELYAD shall use its Commercially Reasonable Efforts to Control, without any consideration or compensation to CELYAD Licensee, (a) any Know-How, including any scientific, medical, technical, regulatory, manufacturing, marketing, promotional and other Information (including Data) relating to the Product that (i) is generated by such CELYAD Licensee in connection with its Development, Manufacturing, Use and Commercialization of the Product and (ii) is reasonably necessary for ONO to Develop, Manufacture, Use and/or Commercialize the Product in the ONO Territory; and (b) any CELYAD Licensee Patent existing as of the Effective Date or during the Term claiming or disclosing any Invention that (i) is made by such CELYAD Licensee during the term of its license with CELYAD in connection with or relating to the Development, Manufacturing, Use and/or Commercialization of the Product, and (ii) is reasonably necessary for ONO to Develop, Manufacture, Use and/or Commercialize the Product in the ONO Territory.

2.8	CELYAD Third Party Know-How and CELYAD Third Party Patents. If CELYAD or its applicable Affiliate enters into a license agreement regarding CELYAD Third Party Know-How or CELYAD Third Party Patents with a Third Party, other than a CELYAD Licensee, and such license agreement regarding CELYAD Third Party Know-How or CELYAD Third Party Patents, in CELYAD’s reasonable determination, is necessary to Develop, Manufacture, Use and/or Commercialize the Product, then:

(a)	CELYAD shall be responsible for all royalty and other payment obligations owing under such license agreement with such Third Party;

(b)	CELYAD shall grant to ONO a sublicense on such Third Party license under CELYAD Third Party Know-How and CELYAD Third Party Patents to Develop, Use, Manufacture, have Manufactured, Commercialize the Product in the Field in the ONO Territory, in accordance with the license conditions of Article 2.1 [CONFIDENTIAL]

(c)	the Parties shall discuss whether an additional sublicense may be granted [CONFIDENTIAL]

3.	EXCLUSIVE OPTION TO ONO TO LICENSE THE AUTOLOGOUS PRODUCT

[CONFIDENTIAL]

[CONFIDENTIAL]

4.	FIRST RIGHT OF REFUSAL

[CONFIDENTIAL]

5.	RESPONSIBILITIES OF ONO

5.1	In exercising its rights under the licenses set out in this Agreement, ONO undertakes to:

(a)	use Commercially Reasonable Efforts to complete the ONO Development Plan of the Product in the Field in the ONO Territory;

(b)	use Commercially Reasonable Efforts to undertake the Commercialization of the Product in the Field in the ONO Territory;

(c)	comply with all Applicable Laws (including the Applicable Laws on export, import and sale as well as the Applicable Laws on bribery) which apply to the Development, Manufacturing, Use and/or Commercialization of the Product in the ONO Territory;

(d)	pay all levies, dues, taxes and duties imposed on the Product or due by reason of exporting, importing, storing or selling the Product in the ONO Territory; and

(e)	comply with all obligations in the ONO Territory with regard to taxation and social security.

5.2	Outside the Field or outside the ONO Territory, ONO has no right under this Agreement to directly or indirectly seek customers for the Product. ONO shall promptly notify CELYAD of any enquiries made by customers outside the Field or outside the ONO Territory.

6.	RESPONSIBILITIES OF CELYAD

6.1	CELYAD undertakes to:

(a)	use Commercially Reasonable Efforts to complete the CELYAD Development Plan in the CELYAD Territory;

(b)	comply with all Applicable Laws (including the Applicable Laws on export, import and sale as well as the Applicable Laws on bribery) which apply to the Development, Manufacturing, Use and/or Commercialization of the Product in the CELYAD Territory;

(c)	pay all levies, dues, taxes and duties imposed on the Product or due by reason of exporting, importing, storing or selling the Product in the CELYAD Territory; and

(d)	comply with all obligations with regard to taxation and social security.

7.	COLLABORATION

7.1

Disclosure of CELYAD Know-How and CELYAD Third Party Know-How. Following the Effective Date, CELYAD shall (i) promptly disclose to ONO, free of charge, the CELYAD Owned Know-How and (ii) use its Commercially Reasonable Efforts to disclose to ONO, free of charge, the CELYAD Licensee Know-How (subject to Article 2.7) and the CELYAD Third Party Know-How (subject to Article 2.8). CELYAD shall at all times thereafter, during the Term, (i) disclose to ONO, free of charge, any CELYAD Owned Know-How and (ii) use its Commercially Reasonable Efforts to disclose to ONO, free of charge, the CELYAD Licensee Know-How

(subject to Article 2.7) and CELYAD Third Party Know-How (subject to Article 2.8), that CELYAD has not previously disclosed to ONO, promptly after it becomes available to CELYAD or is requested by ONO. ONO, its Affiliates and ONO Sublicensees shall, pursuant and subject to their license under Article 2, have the right to use such CELYAD Know-How and CELYAD Third Party Know-How, including Data and other data, reports and documents relating to the Clinical Trials and non-/pre-clinical studies performed by or on behalf of CELYAD, CELYAD Affiliate or CELYAD Licensee (if applicable), in the Development, Manufacturing, Use and the Commercialization of the Product in the Field in the ONO Territory. Notwithstanding anything in this Agreement to the contrary, CELYAD shall not be obliged to disclose to ONO any CELYAD Know-How or CELYAD Third Party Know-How that CELYAD is not permitted to disclose without the consent of a Third Party.

7.2	Disclosure of ONO Know-How. ONO shall, following the Effective Date and during the Term, (i) promptly disclose to CELYAD, free of charge the ONO Know-How of ONO or its Affiliates available to ONO or requested by CELYAD and (ii) use Commercially Reasonable Efforts to disclose to CELYAD, free of charge, ONO Know-How of the ONO Sublicensees. CELYAD, its Affiliates and CELYAD Licensees shall, pursuant and subject to their license under Article 2, have the right to use such ONO Know-How of ONO, its Affiliates or ONO Sublicensees in the CELYAD Territory, including Data and other data, reports and documents relating to the Clinical Trials and non-/pre-clinical studies performed by or on behalf of ONO, ONO Affiliates or ONO Sublicensee (if applicable), in the Development, Manufacturing, Use and the Commercialization of the Product in the Field in the CELYAD Territory. Notwithstanding anything in this Agreement to the contrary, ONO shall not be obliged to disclose to CELYAD any ONO Know-How that ONO is not permitted to disclose without the consent of a Third Party.

7.3	In addition to the Information set out in Article 7.1, CELYAD shall, as soon as possible after becoming aware of, inform ONO in writing with respect to:

(a)	all Information related to the Product for purpose of Development, Manufacturing, Use or Commercializing of Product;

(b)	if CELYAD Commercializes the Product itself, relevant changes in the market situation (including the entry of competing products, generic products (including Generic Product) or general market trends in relation to the Product) in the CELYAD Territory relating to the Product;

(c)	all Information related to the development of the Autologous Product;

(d)	any lawsuit brought or threatened to be brought against ONO or CELYAD in connection with the Product; and

(e)	all other Information which should reasonably be regarded as relevant to ONO for the performance of this Agreement.

7.4	In addition to the Information set out in Article 7.2, ONO shall, as soon as possible after becoming aware of, inform CELYAD in writing with respect to:

(a)	relevant changes in the market situation (including the entry of competing products, Generic Products or general market trends in relation to the Product) in the ONO Territory relating to the Product;

(b)	any lawsuit brought or threatened to be brought against ONO or CELYAD in connection with the Product; and

(c)	all other Information which should reasonably be regarded as relevant to CELYAD for the performance of this Agreement.

7.5	Supports. Upon the other Party’s reasonable written request, a Party shall make available data, or conduct additional statistical analysis where required for the requesting Party to respond to a request from a Regulatory Authority.

8.	DEVELOPMENT

8.1	Development Activities in the ONO Territory. Subject to the conditions set forth in this Agreement, ONO shall have the right to control and be responsible for the Development of the Product in the Field for the ONO Territory.

(a)	Responsibility. ONO shall be responsible for conducting, at its own cost and expense, all clinical and other development activities with respect to the Product for the ONO Territory, and to obtain such regulatory approvals, including Marketing Authorization and pricing and/or reimbursement approvals, as may be necessary to Commercialize the Product in the ONO Territory, All activities with respect to Development of the Product, and obtaining such approvals for the ONO Territory, shall be conducted in accordance with the then-current ONO Development Plan and the terms of this Agreement.

(b)	Conduct of Activities. ONO shall conduct the activities under the ONO Development Plan in compliance with Applicable Laws, and in accordance with good scientific and clinical practices. For avoidance of doubt, ONO is not required to comply with ICH-GCP, but J-GCP, for Clinical Trials conducted in Japan.

(c)	Establishment of ONO Development Plan. No later than the Completion of the First Allogeneic Trial, ONO shall submit to the JDC meeting an ONO Development Plan for the Product. The ONO Development Plan shall set out a reasonable description of the designs for all Clinical Trials, formulation studies, non-/pre-clinical testing (including toxicology, pharmacology and efficacy testing) and other Development activities to be conducted during the first twelve (12) month period covered by such plan. The ONO Development Plan shall be fully under the control and decision of ONO.

(d)	Material Updates and Changes to the ONO Development Plan. In the case of material updates and material changes to the ONO Development Plan, ONO shall provide to the JDC an updated version of the ONO Development Plan for review and discussion (it is being understood that the final decision making right remains with ONO).

8.2	Development Activities in the CELYAD Territory. Subject to the conditions set forth in this Agreement, CELYAD shall have the right to control and be responsible for the Development of the Product in the Field for the CELYAD Territory.

(a)	Responsibility. In connection with the Development of the Product in the Field in the CELYAD Territory, CELYAD shall Develop the Product, at its own cost and expense, in accordance with the CELYAD Development Plan and this Agreement.

(b)	Content of the CELYAD Development Plan. The CELYAD Development Plan shall set out a reasonable description of the designs for all Clinical Trials, formulation studies,

non-/pre-clinical testing (including toxicology, pharmacology and efficacy testing) and other Development activities to be conducted during the first twelve (12) month period covered by such plan. The CELYAD Development Plan shall be fully under the control and decision of CELYAD.

(c)	Material Updates and Changes to the CELYAD Development Plan. In the case of material updates and material changes to the CELYAD Development Plan, CELYAD shall provide to the JDC an updated version of the CELYAD Development Plan for review and discussion (it being understood that the final decision making right remains with CELYAD).

(d)	[CONFIDENTIAL]

8.3	Global Clinical Trials and combination Clinical Trials. Upon a request from a Party, the Parties shall discuss conducting (i) the Global Clinical Trials or (ii) a Clinical Trial to test combination of the Product and the ONO checkpoint inhibitor, nivolumab (“Combination Trials”). If the Parties agree on conducting such Global Clinical Trials and/or Clinical Trials for combination, the Parties will negotiate and conclude an agreement setting out the conditions thereof (including without limitation the program of such Global Clinical Trials and/or Combination Trials, the responsibilities of each Party and the sharing of costs or ownership of any Invention made through such Global Clinical Trials and/or Combination Trials).

8.4	Reporting: Adverse Drug Reactions.

(a)	Pharmacovigilance Agreement. The Parties shall enter into pharmacovigilance agreements regarding the Product based on reasonable and customary terms, including: (a) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to the Product within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements and (b) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with all applicable regulatory and legal requirements regarding the management of safety data. Prior to the filing of the first IND of the Product in the ONO Territory, the Parties shall enter into such a pharmacovigilance agreement, which shall be applicable to such pre-marketing safety information that will be available from Clinical Trials. Prior to the filing of the first NDA for the Product by either Party in any country of the world, the Parties shall initiate negotiation of a postmarketing safety data exchange agreement, and shall enter into such agreement no later than ninety (90) days before approval of such NDA by Regulatory Authority (or as otherwise agreed by the Parties), which shall be applicable to such post-marketing safety information that will be available from post-marketing experiences with the Product.

(b)	Adverse Event Reporting. (a) ONO or its designee shall be responsible for the timely reporting of all adverse drug reactions/experiences, the Product quality, the Product complaints and safety data relating to the Product of the appropriate Regulatory Authorities in the ONO Territory and (b) CELYAD or its designee shall be responsible for the timely reporting of all adverse drug reactions/experiences, the Product quality, the Product complaints and safety data relating to the Product of the appropriate Regulatory Authorities in the CELYAD Territory; it being understood that both (a) and (b) are in accordance with the Applicable Laws.

9.	COMMERCIALIZATION

9.1	Commercialization of the Product in the Territory. Subject to the terms and conditions set forth in this Agreement, ONO shall be responsible at its own cost and expense to conduct the Commercialization of the Product in the Field within the ONO Territory.

9.2	ONO Commercialization Activities.

(a)	ONO shall keep CELYAD reasonably informed as to its, its Affiliates’ and ONO Sublicensees’ plans for, and the progress of, the launch and Commercialization activities relating to the Product within the ONO Territory by way of updates to the JCC meetings, and as otherwise reasonably requested by CELYAD.

(b)	CELYAD, through the JCC meetings, shall have a reasonable opportunity to provide comments and suggestions on ONO’s, its Affiliates’ and ONO Sublicensees’ Commercialization activities relating to the Product within the ONO Territory, and ONO’s, its Affiliates’ and ONO Sublicensees’ plans therefor.

9.3	CELYAD Commercialization Activities.

(a)	CELYAD shall keep ONO reasonably informed as to its and its Affiliates’ plans for, and the progress of, the launch and Commercialization activities relating to the Product which it or its Affiliates Commercializes in the CELYAD Territory, by way of updates to the JCC meetings and as otherwise reasonably requested by ONO.

(b)	CELYAD shall use its Commercially Reasonable Efforts to keep ONO reasonably informed as to CELYAD Licensees’ plans for, and the progress of, for the launch and Commercialization activities relating to the Product CELYAD Licensee Commercializes in the CELYAD Territory, by way of updates to the JCC meetings and as otherwise reasonably requested by ONO.

(c)	ONO, through the JCC meetings, shall have a reasonable opportunity to provide comments and suggestions on CELYAD’s, its Affiliates or CELYAD Licensees’ Commercialization activities relating to the Product within the CELYAD Territory, and CELYAD’s, its Affiliates’ or CELYAD Licensee’s plans therefor.

9.4	Promotional materials.

(a)	CELYAD shall provide ONO with copies of core promotional materials (written, printed, video or graphic advertising, promotional, educational and communication materials)

developed and used in the United States, Germany, UK, France and Italy by CELYAD or its Affiliates in Commercializing the Product to support ONO’s Commercialization activities for the Product in the ONO Territory, including materials relating to marketing strategies for the Product in the CELYAD Territory pursued by CELYAD or its Affiliates (collectively, “CELYAD Promotional Materials”), where reasonably requested by ONO. ONO may use information contained in CELYAD Promotional Materials, free of charge to the extent CELYAD is permitted, for preparation of promotional materials relating to the Product for use by ONO, its Affiliates or ONO Sublicensees in connection with the Commercialization of the Products in the Field in the ONO Territory and for no other purpose, unless the Parties agree otherwise in writing.

(b)	ONO shall provide CELYAD with copies of core promotional materials (written, printed, video or graphic advertising, promotional, educational and communication materials) developed and used in the ONO Territory by ONO or its Affiliates in Commercializing the Product to support CELYAD’s Commercialization activities for the Product in the CELYAD Territory, including materials relating to marketing strategies for the Product in the ONO Territory pursued by ONO or its Affiliates (collectively, “ONO Promotional Materials”), where reasonably requested by CELYAD. CELYAD may use information contained in ONO Promotional Materials, free of charge to the extent ONO is permitted, for preparation of promotional materials relating to the Product for use by CELYAD, its Affiliates or CELYAD Licensees in connection with the Commercialization of the Products in the Field in the CELYAD Territory and for no other purpose, unless the Parties agree otherwise in writing.

(c)	CELYAD shall use its Commercially Reasonable Efforts to provide ONO with copies of core promotional materials (written, printed, video or graphic advertising, promotional, educational and communication materials) developed and used in the United States, Germany, UK, France and Italy by CELYAD Licensee in Commercializing the Product to support ONO’s Commercialization activities for the Product in the ONO Territory, including materials relating to marketing strategies for the Product in the CELYAD Territory pursued by CELYAD Licensees (collectively, “CELYAD Licensee Promotional Materials”), where reasonably requested by ONO. ONO may use information contained in CELYAD Licensee Promotional Materials, free of charge to the extent CELYAD is permitted, for preparation of promotional materials relating to the Product for use by ONO, its Affiliates or ONO Sublicensees in connection with the Commercialization of the Products in the Field in the ONO Territory and for no other purpose, unless the Parties agree otherwise in writing.

(d)	ONO shall use its Commercially Reasonable Efforts to provide CELYAD with copies of core promotional materials (written, printed, video or graphic advertising, promotional, educational and communication materials) developed and used in the ONO Territory by ONO Sublicensees in Commercializing the Product to support CELYAD’s Commercialization activities for the Product in the CELYAD Territory, including materials relating to marketing strategies for the Product in the ONO Territory pursued by ONO Sublicensees (collectively, “ONO Sublicensee Promotional Materials”), where reasonably requested by CELYAD. CELYAD may use information contained in ONO Sublicensee Promotional Materials, free of charge to the extent ONO is permitted, for preparation of promotional materials relating to the Product for use by CELYAD, its Affiliates or CELYAD Licensees in connection with the Commercialization of the Products in the Field in the CELYAD Territory and for no other purpose, unless the Parties agree otherwise in writing.

10.	MANUFACTURING AND SUPPLY

10.1	Upon ONO’s request, CELYAD shall supply ONO with all ONO’s requirements of the Product in order for ONO to Develop or Commercialize the Product in the ONO Territory. The Parties shall negotiate in good faith a separate agreement governing the clinical supply of the Product (the “Clinical Supply Agreement”) and a separate agreement governing the commercial supply of the Product (the “Commercial Supply Agreement”) pursuant to which CELYAD shall Manufacture (and/or have Manufactured) and supply the Product to ONO for the Development activities and for its commercial use in the ONO Territory. The Clinical Supply Agreement and the Commercial Supply Agreement shall include entering quality agreement, transition of technology, audit and inspection (including books of accounts and records) or indemnification related to supply of the Product.

10.2	Supply Price. Any supply under this Article 10 shall be done at CELYAD’s manufacturing cost (either CELYAD’s own manufacturing costs or the manufacturing costs of CELYAD’s subcontractor), [CONFIDENTIAL]

11.	CHARGES

[CONFIDENTIAL]

[CONFIDENTIAL]

[CONFIDENTIAL]

[CONFIDENTIAL]

12.	REPORTS AND AUDITS.

12.1	Milestone Payment Reports. ONO shall report to CELYAD in writing promptly after the achievement of each event that triggers a payment to CELYAD pursuant to Article 11.1, within ten (10) Business Days of the occurrence of such event. CELYAD shall then prepare an invoice for such payment and the Taxation Documents (where relevant) for the same. The payment shall be due within [CONFIDENTIAL] after the receipt by ONO of such invoice and such Taxation Documents (where relevant).

12.2	Royalty Payment Reports. Commencing with the first Calendar Quarter which includes Commercialization Date in which the first commercial sale of a Product in the ONO Territory occurs, and each Calendar Quarter thereafter, within [CONFIDENTIAL] after the end of each such Calendar Quarter, ONO shall deliver to CELYAD a true and accurate report setting out in reasonable detail the information necessary to calculate royalty payments due under Article 11.2 and 11.3 with respect to Net Sales of the Product in the ONO Territory during such Calendar Quarter. CELYAD shall then prepare an invoice for such payment and the Taxation Documents (where relevant) for the same. The payment shall be due within [CONFIDENTIAL] after the receipt by ONO of such invoice and such Taxation Documents (where relevant).

By way of example;

(a)	if in the first 2017 quarterly report (covering the first [CONFIDENTIAL] ending on [CONFIDENTIAL]) ONO reports Net Sales of [CONFIDENTIAL], the applicable royalty percentage shall be [CONFIDENTIAL] and the royalty payment for this Calendar Quarter is two [CONFIDENTIAL] royalties;

(b)	if in the second 2017 quarterly report (covering the second Calendar Quarter ending on September 30 of 2017) ONO reports total annual Net Sales in 2017 of [CONFIDENTIAL], the applicable royalty percentage shall be [CONFIDENTIAL] and the royalty payment for this Calendar Quarter is [CONFIDENTIAL] royalties (i.e. [CONFIDENTIAL]).

12.3	Currency. For the Net Sales not denominated in Japanese Yen, ONO shall convert the Net Sales for the Products using its then-current standard worldwide currency conversion methodology applied to its external reporting. Based on the resulting Net Sales in Japanese Yen, the payments due under Article 11 shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local law at the place of payment or remittance.

12.4	Records: Audit.

(a)	ONO shall keep complete, true and accurate books of accounts and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of ONO, its Affiliates or Sublicensees, as the case may be, for at least [CONFIDENTIAL] following the end of each Calendar Quarter to which they pertain (such Calendar Quarter being the “Audit Period”). ONO shall make such books and records available during such [CONFIDENTIAL] period, on reasonable notice sent by CELYAD, for inspection during business hours by an independent auditor nominated by CELYAD, and reasonably acceptable to ONO, for the purpose of verifying the accuracy of any statement or report given by ONO pursuant to Articles 11 and 12. Such books and records for any particular Audit Period shall be subject to no more than one (1) inspection. The auditor shall be required to keep confidential all information learnt during any such inspection, and to disclose to each Party only information regarding any actual or potential discrepancies between amounts reported or paid and amounts payable under this Agreement. CELYAD shall be responsible for the auditor’s costs, unless the auditor certifies that there is a variation or error producing an increase exceeding [CONFIDENTIAL] of the royalty amount stated for Audit Period covered by the inspection, then all reasonable costs relating to the inspection for such Audit Period and any unpaid amounts that are discovered shall be paid promptly by ONO, together with interest thereon from the date such were due at the lesser of the legal rate [CONFIDENTIAL] set out by the [CONFIDENTIAL] or the highest rate permissible by law, and any amounts paid pursuant to this Article shall be credited first to interest and then to any outstanding royalties. If such inspection identifies an overpayment made by ONO during such period, CELYAD shall pay ONO the amount of the discrepancy within [CONFIDENTIAL] of the date CELYAD receives such auditor’s written report.

13.	PAYMENT INFORMATION AND TAXES

13.1	All payments under this Agreement shall be made in euro by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. [CONFIDENTIAL]

[CONFIDENTIAL]

13.2	Taxes. If laws or regulations require the withholding of any Taxes by ONO, which are imposed upon CELYAD on account of the royalties or any other payments executed under this Agreement, these Taxes shall be deducted by ONO from such payment and shall be paid by ONO to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to CELYAD as evidence of the payment sufficient to enable CELYAD to claim such payments of Taxes promptly after such receipts are available. CELYAD shall provide ONO with the required Taxation Documents (where relevant). Without limiting the foregoing, the Parties shall exercise their Commercially Reasonable Efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction.

14.	GOVERNANCE

14.1	Joint Development Committee. Within sixty (60) days following the Effective Date, a Joint Development Committee shall be established, composed of three (3) representatives from each Party having appropriate expertise in the area of the Development. The Parties shall notify one another in writing of any change in the membership of the JDC. An alternate member designated by a Party may serve temporarily in the absence of a member of the JDC for such Party. Each Party may invite its employees involved in the Development of the Product for each JDC meeting with the prior notice to the other Party. Each Party shall designate one (1) of their members of the JDC to be a co-chairperson. The JDC shall be co-chaired by one (1) representative selected by CELYAD and one (1) representative selected by ONO (the “JDC Chairpersons”). Either Party shall have the right to change their JDC Chairperson from time to time by written notice to the other Party.

14.2	JDC Function and Powers. The JDC shall:

(a)	[CONFIDENTIAL]

[CONFIDENTIAL]

14.3	Joint Commercial Committee. At the appropriate timing determined by the Parties, a Joint Commercial Committee shall be established, composed of three (3) representatives from each Party having appropriate expertise in the area of the Commercialization. An alternate member designated by a Party may serve temporarily in the absence of a member of the JCC for such Party. Each Party may invite its employees involved in the Commercialization of the Product for each JCC meeting with the prior notice to the other Party. Each Party shall designate one (1) of their members of the JCC to be a co-chairperson. The JCC shall be co-chaired by one (1) representative selected by CELYAD and one (1) representative selected by ONO (the “JCC Chairpersons”). Either Party shall have the right to change their JCC Chairperson from time to time by written notice to the other Party.

14.4	JCC Function and Powers. The JCC shall:

[CONFIDENTIAL]

14.5	Limitations of Powers of the JDC and the JCC. The JDC and the JCC shall have no power to amend this Agreement and shall only have such powers as are specifically delegated to it hereunder.

14.6	Determinations. Except the resolution of any Disputes (as defined in Article 25.2) any decisions of the JDC and the JCC shall be made by unanimous vote or by written consent, with CELYAD and ONO each having, collectively, among its respective members, one (1) vote in all decisions. The JDC and JCC shall use Commercially Reasonable Efforts to reach consensus on matters within its decision-making authority. If the JDC or the JCC cannot reach consensus on any such matter, such matter shall be referred to the relevant executive director of CELYAD and ONO, for attempted resolution in good faith. [CONFIDENTIAL]

14.7	Meetings of the JDC and the JCC. After the meeting held pursuant to Article 14.1 with respect to the JDC, and after its formation with respect to the JCC, the JDC and JCC shall hold meetings at least twice per year for so long as activities are continuing under this Agreement that fall under the oversight of the JDC or JCC. The JDC and JCC may meet in person or by audio or video conference as the Parties may mutually agree, but at least one meeting per year of each of the JDC and JCC shall be conducted in person. In addition to the regular meetings, either Party may request an ad-hoc meeting of the JDC and JCC to solve any specific issues from time to time during the Term. Each Party shall bear its own costs associated with attendance at the JDC and JCC meetings including the travelling and accommodation costs.

14.8	Liaisons and Working Groups.

(a)	Each Party shall appoint a Liaison from a Party or its Affiliate to promote effective communication and issue resolution between the Parties and coordination of the Parties’ activities and responsibilities under this Agreement.

(b)	Upon mutual agreement, the Parties may establish other committees or working groups (each, a “Working Group”) as they deem appropriate. These Working Groups shall report to the JDC or JCC depending on the subject matter of such Working Group’s oversight.

14.9	Meeting Agenda. Each Party shall provide the other Party proposed agenda items together with appropriate background information at least ten (10) Business Days in advance of each meeting of the JDC or JCC. Under exceptional circumstances requiring JDC or JCC input, a Party may however provide its agenda items to the other Party within a shorter period of time in advance of the JDC or JCC meeting, or may propose that there is not a specific agenda for a particular meeting, on the condition that the other Party consents to it.

14.10	Meetings Minutes. Minutes of each JDC and JCC meeting shall be prepared by the JDC and JCC Chairperson (or his designee) who is hosting the meeting (in person or via audio or video conference). The minutes of the JDC and JCC meeting shall provide a description in reasonable detail of the discussions held at the meeting, and a list of any actions, decisions or determinations approved by the JDC or JCC. The JDC Chairperson and JCC Chairperson shall distribute the draft meeting minutes to all members of the JDC or JCC for review as soon as practicable after each meeting, and in no case more than fifteen (15) Business Days after the meeting. The minutes shall be finalized by approval of all the members of JDC or JCC. In the event of any objection that is not resolved by mutual agreement of the Parties, the minutes shall be amended to reflect such unresolved objection. All minutes shall be written in English.

14.11	Urgent Matters. In the event that an urgent issue or matter arises that requires prompt action by the JDC or JCC, the JDC or JCC shall arrange for a teleconference (or otherwise convene, as appropriate) for the purpose of resolving the issue or matter. Such teleconference (or other means of communication) shall take place as promptly as possible, with the immediacy of the issue or matter requiring the JDC or JCC action determining the time, place and manner of the conduct of the meeting.

15.	INTELLECTUAL PROPERTY RIGHTS

15.1	Ownership of Inventions and Patents.

(a)	CELYAD shall own all rights, titles and interests in and to (i) all Inventions made solely by a director, an officer or an employee (or a subcontractor subject to the assignment agreement with it) of CELYAD or its Affiliates in the context of the performance of its obligations under this Agreement, and (ii) any Patents claiming any Invention made solely by a director, an officer or an employee (or a subcontractor subject to the assignment agreement with it) of CELYAD or its Affiliates in the context of the performance of its obligations under this Agreement, subject to the rights and licenses granted to ONO in the ONO Territory under this Agreement.

(b)	ONO shall own all rights, titles and interests in and to (i) all Inventions made solely by a director, an officer or an employee (or a subcontractor subject to the assignment agreement with it) of ONO, its Affiliates in the context of the performance of its obligations under this Agreement and (ii) any Patents claiming any Invention made solely by a director, an officer or an employee (or a subcontractor subject to the assignment agreement with it) of ONO, its Affiliates in the context of the performance of its obligations under this Agreement, subject to the rights and licenses granted to CELYAD under this Agreement.

(c)	CELYAD and ONO shall jointly own all rights, titles and interests in and to any Invention made jointly by a director, an officer or an employee (or subcontractor subject to the assignment agreement) of CELYAD and ONO or their respective Affiliates in the context of the performance of their obligations under this Agreement (“Joint Invention”) and any Patents claiming any Invention made jointly by a director, an officer, an employee or a subcontractor of CELYAD and ONO or their respective Affiliates in the context of the performance of their obligations under this Agreement (“Joint Patent”). Each Party has the right, subject to the rights and obligations in this Agreement, to exploit the Joint Patents and Joint Invention in its own territory (i.e. ONO in the ONO Territory and CELYAD in the CELYAD Territory).

(d)	Each Party shall promptly disclose to the other Party all CELYAD Patents, ONO Patents and Joint Patents, as applicable, developed during the Term.

15.2	Prosecution and Maintenance of Patents.

(a)	CELYAD Owned Patents.

(i)	CELYAD (or, where relevant, a CELYAD Affiliate) shall be responsible, at its expense, for and shall control, at its expense, the Prosecution and Maintenance of all CELYAD Owned Patents that directly relate to the Product within the ONO Territory, provided that CELYAD (or the relevant CELYAD Affiliate) agrees to: (i) keep ONO reasonably informed with respect to the Prosecution and Maintenance of each CELYAD Owned Patent and (ii) enable ONO at least [CONFIDENTIAL] (or if shorter, such period as is reasonably possible) to review and comment on draft patent specifications for patent applications included within the CELYAD Owned Patents within the ONO Territory and directly related to the Product, and all material communications with the relevant patent authorities in the ONO Territory pertaining to each CELYAD Owned Patent before filing or submitting such draft patent specifications and/or material communications to the relevant patent authorities.

(ii)	If CELYAD (or the relevant CELYAD Affiliate) determines not to Prosecute and Maintain a Patent within the CELYAD Owned Patents in the ONO Territory, CELYAD shall provide ONO with a written notice at least [CONFIDENTIAL] prior to taking such action. If CELYAD (or the relevant CELYAD Affiliate) determines to abandon any Patent within the CELYAD Owned Patents in the ONO Territory, CELYAD (or the relevant CELYAD Affiliate) shall provide ONO with a written notice at least [CONFIDENTIAL] prior to the date on which such abandonment would become effective. In such event, ONO shall have the right, to control, at its own expense and in its own name through its designated patent counsel, the Prosecution and Maintenance of the CELYAD Owned Patent. CELYAD (or the relevant CELYAD Affiliate) shall execute such assignments and other documents and perform such acts at ONO’s expense as may be reasonably necessary to enable ONO to Prosecute and Maintain the CELYAD Owned Patents in its own name, and such CELYAD Owned Patents shall cease to be CELYAD Owned Patents and thereafter shall be deemed ONO Patents for purposes of this Agreement.

(b)	ONO Patents. (a) CELYAD in the CELYAD Territory and (b) ONO in the ONO Territory (respectively the “Lead Party” in their own Territory and the “Other Party” in the Lead Party’s Territory) shall have at their own expense, the first right (but not the obligation) to control the Prosecution and Maintenance (on behalf of ONO) of ONO Patents that directly relate to the Product. If the Lead Party determines not to Prosecute and Maintain any Patent within the ONO Patents, the Lead Party shall provide the Other Party with written notice at least [CONFIDENTIAL] prior to taking such action. If the Lead Party determines to abandon any Patent within the ONO Patents, the Lead Party shall provide the Other Party with written notice at least [CONFIDENTIAL] prior to the date on which such abandonment would become effective. In such event, the Other Party shall have the right, at its option, to control through its designated patent counsel the Prosecution and Maintenance of such ONO Patents, at its own expense. Each Party shall keep the Other Party reasonably informed of its activities with respect to any such Prosecution and Maintenance.

(c)	Joint Patents. (a) CELYAD in the CELYAD Territory and (b) ONO in the ONO Territory (respectively the “Lead Party” in their own Territory and the “Other Party” in the Lead Party’s Territory) shall have, at their own expense, the first right (but not the obligation) to control the Prosecution and Maintenance of all Joint Patents that directly relate to the Product. If the Lead Party determines not to Prosecute and Maintain any Patent within the Joint Patents, the Lead Party shall provide the Other Party with written notice at least [CONFIDENTIAL] prior to taking such action. If the Lead Party determines to abandon any Patent within the Joint Patents, the Lead Party shall provide the Other Party with written notice at least [CONFIDENTIAL] prior to the date on which such abandonment would become effective. In such event, the Other Party shall have the right, at its option, to control through its designated patent counsel the Prosecution and Maintenance of such Joint Patents, at its own expense, and such Joint Patents shall become solely owned by the Other Party. Each Party shall keep the Other Party reasonably informed of its activities with respect to any such Prosecution and Maintenance.

15.3	Defense and Settlement of Third Party Claims.

(a)	CELYAD Owned Patents. Each Party is obliged to promptly transfer to the other Party all information with respect to any claim or threatened claim known in respect of the CELYAD Owned Patents directly related to the Product in the ONO Territory. CELYAD (or, where relevant, a CELYAD Affiliate) shall defend against any such assertions at its own expense. ONO shall reasonably assist CELYAD (or the relevant CELYAD Affiliate) and cooperate in any such litigation at CELYAD’s (or the relevant CELYAD Affiliate’s) request, and CELYAD (or the relevant CELYAD Affiliate) shall reimburse any documented, out-of-pocket costs incurred by ONO in connection therewith. ONO may at its discretion join any defense and settlement pursuant to this Article 15.3(a), with its own counsel at its own expense. Without limiting the foregoing, CELYAD (or the relevant CELYAD Affiliate) shall keep ONO reasonable informed of all material communications, filings or submissions regarding such action, and shall provide ONO copies thereof and shall provide ONO a reasonable opportunity to review and comment on any such communications, filings and submissions. CELYAD (or the relevant CELYAD Affiliate) shall not settle nor enter into any negotiations with the purpose of settling such claims, without a prior notification to ONO (except to the extent the settlement relates to the ONO Territory, in which case CELYAD shall obtain the prior consent of ONO).

(b)

ONO Patents. Each Party is obliged to promptly transfer to the other Party all information with respect to any claim or threatened claim in respect of the ONO Patents directly related to the Product, (a) CELYAD in the CELYAD Territory and (b) ONO in the ONO Territory (respectively the “Action Party” in their own Territory and the “Other Party” in the Action Party’s Territory) shall have the first right (but not the obligation) to defend against any such assertions at its sole cost. The Other Party shall reasonably assist the Action Party and cooperate in any such litigation at the Action Party’s request, and the Action Party shall reimburse any documented, out-of-pocket costs incurred by the Other Party in connection therewith. The Other Party may at its discretion join any defense and settlement pursuant to this Article 15.3(b), with its own counsel at its own expense. Without limiting the foregoing, the Action Party shall keep the Other Party reasonably informed of all material communications, filings or submissions regarding such action, and shall provide the Other Party copies thereof and shall provide the Other Party a reasonable opportunity to review and comment on any such communications, filings and submissions. The Action Party shall not settle nor enter into any negotiations with the purpose of settling such claims, without a prior notification to the Other Party (except to the extent the settlement relates to the Other Party’s territory (i.e. for ONO, the ONO Territory; for CELYAD, the CELYAD Territory), in which case the Action Party shall obtain the prior consent of the Other Party). The Action Party shall promptly inform the Other Party if it elects not to exercise such first right and the Other Party shall thereafter have the right (but not the obligation) to defend the ONO Patents against any such assertions at its own expense, and the Action Party shall reasonably assist the Other Party and cooperate in any such litigation at the Other Party’s request, and the Other Party shall reimburse any documented, out-of-pocket costs incurred by the Action Party in connection therewith.

(c)	Joint Patents. Each Party is obliged to transfer promptly to the other Party all information with respect to any claim or threatened claim in respect of the Joint Patents directly related to the Product, (a) CELYAD in the CELYAD Territory and (b) ONO in the ONO Territory (respectively the “Action Party” in their own Territory and the “Other Party” in the Action Party’s Territory) shall have the first right (but not the obligation) to defend against any such assertions at its sole cost. The Other Party shall reasonably assist the Action Party and cooperate in any such litigation at the Action Party’s request, and the Action Party shall reimburse any documented, out-of-pocket costs incurred by the Other Party in connection therewith. The Other Party may at its discretion join any defense and settlement pursuant to this Article 15.3(c), with its own counsel at its own expense. Without limiting the foregoing, the Action Party shall keep the Other Party reasonably informed of all material communications, filings or submissions regarding such action, and shall provide the Other Party copies thereof and shall provide the Other Party an opportunity to review and comment on any such communications, filings and submissions. The Action Party shall not settle nor enter into any negotiations with the purpose of settling such claims, without a prior notification to the Other Party (except to the extent the settlement relates to the Other Party’s territory (i.e. for ONO, the ONO Territory; for CELYAD, the CELYAD Territory), in which case the Action Party shall obtain the prior consent of the Other Party). The Action Party shall promptly inform the Other Party if it elects not to exercise such first right and the Other Party shall thereafter have the right (but not the obligation) to defend the Joint Patents against any such assertions at its sole cost, and the Action Party shall reasonably assist the Other Party and cooperate in any such litigation at the Other Party’s request, and the Other Party shall reimburse any documented, out-of-pocket costs incurred by the Action Party in connection therewith.

15.4	Enforcement.

(a)	Notice. If a Party becomes aware that a Third Party is making, using or selling a product or is willing to make, use or sell a product in the ONO Territory and/or the CELYAD Territory that infringes or may infringe upon a CELYAD Owned Patent, ONO Patent or a Joint Patent, or leads to the misappropriation or misuse of CELYAD Know-How, ONO Know-How or Joint Know-How (as applicable) directly related to the Product in the ONO Territory and/or the CELYAD Territory, such Party shall promptly notify the other Party in writing of the possible infringement, misappropriation or misuse. The notice shall describe the information suggesting the infringement of the CELYAD Owned Patent, the ONO Patent or the Joint Patent related to the Product or the misappropriation or the misuse of the CELYAD Know-How, ONO Know-How or Joint Know-How (as applicable).

(b)

CELYAD Owned Patents. CELYAD (or, where relevant, a CELYAD Affiliate) shall initiate, control and prosecute the infringement or the threatened infringement of a CELYAD Owned Patent or a misappropriation, a misuse or the threatened misappropriation or misuse of CELYAD Owned Know-How in the ONO Territory at CELYAD’s (or the relevant CELYAD Affiliate’s) costs and expenses. At CELYAD’s (or the relevant CELYAD Affiliate’s) request, ONO shall provide CELYAD (or the relevant CELYAD Affiliate) all documents and signatures necessary to give CELYAD (or the relevant CELYAD Affiliate) standing to initiate, control and prosecute such enforcement action in the ONO Territory. CELYAD (or the relevant CELYAD Affiliate) shall not settle nor enter into any negotiations with the purpose of settling such infringement, misappropriation or misuse, without a prior notification to ONO (except to the extent the settlement relates to the ONO Territory, in which case CELYAD shall obtain the prior consent of ONO).

(c)	ONO Patents. ONO shall have the first right (but not the obligation) to initiate, control and prosecute such infringement or threatened infringement of an ONO Patent or the misappropriation, misuse or threatened misappropriation or misuse of ONO Know-How (as applicable) in the ONO Territory in the name of ONO, at ONO’s costs. At ONO’s request, CELYAD shall reasonably assist ONO and cooperate in any such action. ONO shall not settle nor enter into any negotiations with the purpose of settling such infringement, misappropriation or misuse without a prior notification to CELYAD (except to the extent the settlement relates to the CELYAD Territory, in which case ONO shall obtain the prior consent of CELYAD). ONO shall promptly inform CELYAD if it elects not to exercise such first right and CELYAD shall thereafter have the right (but not the obligation) to initiate, control and prosecute such infringement, threatened infringement, misappropriation or misuse or threatened misappropriation or misuse (as applicable) in the ONO Territory in the name of CELYAD, at CELYAD’s costs, and ONO shall at CELYAD’s request reasonably assist ONO and cooperate in any such action.

CELYAD shall have the first right (but not the obligation) to initiate, control and prosecute such infringement or threatened infringement of an ONO Patent or misappropriation or misuse or threatened misappropriation or misuse of ONO Know-How (as applicable), all of which is directly related to the Product, in the CELYAD Territory in the name of CELYAD, at CELYAD’s costs. At CELYAD’s request, ONO shall reasonably assist CELYAD and cooperate in any such action. CELYAD shall not settle nor enter into any negotiations with the purpose of settling such infringement, misappropriation or misuse without a prior notification to ONO (except to the extent the settlement relates to the ONO Territory, in which case CELYAD shall obtain the prior consent of ONO). CELYAD shall promptly inform ONO if it elects not to exercise such first right and ONO shall thereafter have the right (but not the obligation) to initiate, control and prosecute such infringement, threatened infringement, misappropriation or misuse or threatened misappropriation or misuse (as applicable) in the CELYAD Territory in the name of ONO, at ONO’s costs, and CELYAD shall at ONO’s request reasonably assist ONO and cooperate in any such action.

(d)

Joint Patents. ONO shall have the first right (but not the obligation) to initiate, control and prosecute such infringement or threatened infringement of a Joint Patent or the misappropriation, misuse or threatened misappropriation or misuse of Joint Know-How (as applicable) in the ONO Territory in the name of ONO, at ONO’s costs. At ONO’s request, CELYAD shall reasonably assist ONO and cooperate in any such action. ONO shall not settle nor enter into any negotiations with the purpose of settling such infringement, misappropriation or misuse without a prior notification to CELYAD (except to the extent the settlement relates to the CELYAD Territory, in which case ONO shall obtain the prior consent of CELYAD). ONO shall promptly inform CELYAD if it elects not to exercise such first right and CELYAD shall thereafter have the right (but not the obligation) to initiate, control and prosecute such infringement, threatened infringement, misappropriation, misuse or threatened misappropriation or misuse (as applicable), all of which is directly related to the Product, in the ONO Territory in the name of CELYAD, at CELYAD’s costs, and ONO shall at CELYAD’s request reasonably assist CELYAD and cooperate in any such action.

CELYAD shall have the first right (but not the obligation) to initiate, control and prosecute such infringement or threatened infringement of a Joint Patent or misappropriation, misuse or threatened misappropriation or misuse of Joint Know-How (as applicable), all of which is directly related to the Product, in the CELYAD Territory in the name of CELYAD, at CELYAD’s costs. At CELYAD’s request, ONO shall reasonably assist CELYAD and cooperate in any such action. CELYAD shall not settle nor enter into any negotiations with the purpose of settling such infringement, misappropriation or misuse without a prior notification to ONO (except to the extent the settlement relates to the ONO Territory, in which case CELYAD shall obtain the prior consent of ONO). CELYAD shall promptly inform ONO if it elects not to exercise such first right and ONO shall thereafter have the right (but not the obligation) to initiate, control and prosecute such infringement, threatened infringement, misappropriation, misuse or threatened misappropriation or misuse (as applicable) in the CELYAD Territory in the name of ONO, at ONO’s costs, and CELYAD shall at ONO’s request reasonably assist ONO and cooperate in any such action.

(e)	The Party initiating and prosecuting a legal action pursuant to Article 15.4 (the “Initiating Party”) shall have the sole and exclusive right to select counsel for such action. Unless otherwise expressly provided, the Initiating Party shall bear its own out-of-pocket costs and expenses incurred in any such legal action, including the fees and expenses of the counsel selected by it (subject to the deduction provided below). The other Party shall have the right to participate and be represented in any such legal action (in cases where such other Party has standing) by its own counsel at its own expense. The Initiating Party shall keep the other Party advised of all material communications, filings or submissions regarding such action, and shall provide the other Party copies thereof and shall provide an opportunity to review and comment on any such communications, filings and submissions.

(f)	[CONFIDENTIAL]

15.5	CELYAD Licensee Patents and CELYAD Third Party Patents. CELYAD shall use Commercially Reasonable Efforts to include the same in nature or similar provisions or language related to CELYAD Owned Patent as described in Articles 15.2(a), 15.3(a) and 15.4(b) in the agreements between CELYAD and CELYAD Licensees with respect to CELYAD Licensee Patents, and between CELYAD and Third Parties with respect to CELYAD Third Party Patents.

16.	TRADEMARKS AND OTHER IP RIGHTS

16.1	Brand Name of Product. Both Parties acknowledge and agree that the Commercialization of the Product under a common brand name or trademark throughout the world would be beneficial for both Parties in order to maximize the value of the Product. In furtherance of the foregoing, each Party shall have the right (but not the obligation) to propose to the other Party a limited number of brand names under consideration for use in Commercializing the Product and shall consider in good faith any comments the other Party has on such brand names. If the Parties select one brand name for, or a Party selects the same brand name that the other Party has decided to use, in Commercializing the Product (“Common Brand Name”), then, subject to successful registration and approval of such Common Brand Name by the applicable Regulatory Authorities, each Party shall use such Common Brand Name for the Commercialization of this Product in its respective territory. CELYAD shall search the possibility of the registration worldwide, and if confirmed the possibility shall file the application for registration of the trademark rights for the Common Brand Name using counsel of its own choice at CELYAD’s cost and expense for the CELYAD Territory and ONO’s cost and expense for the ONO Territory. After registration, CELYAD shall assign the rights to the Common Brand Name in the ONO Territory to ONO, which costs of procedure related to such assignment shall be borne by ONO. CELYAD shall be responsible for the prosecution, registration and maintenance of such trademark rights in the CELYAD Territory at CELYAD’s sole costs and expenses. ONO shall be responsible for the prosecution, registration and maintenance of such trademark rights in the ONO Territory at ONO’s sole costs and expenses.

16.2	If the Parties do not reach an agreement on a Common Brand Name, each Party may use, for Commercializing the Product in countries in each Party’s respective territory, its own trademark it considers appropriate and which is reasonably suitable for such Product in such countries (“CELYAD Product Trademarks” and “ONO Product Trademarks”). Both Parties shall own respectively all rights, title and interests in and to the CELYAD Product Trademarks and ONO Product Trademarks throughout the world and shall have the sole right to register, prosecute and maintain their trademarks in the Territory using counsel of its own choice and at its own expense.

16.3	All Intellectual Property Rights not provided for in Articles 15, 16.1 and 16.2 (“Other Intellectual Property Rights”) shall:

(a)	if the Other Intellectual Property Rights were owned by a Party prior to the Effective Date or are developed by a Party independently from this Agreement, remain with such Party;

(b)	if the Other Intellectual Property Rights are developed in the context of this Agreement:

(i)	where such development is done by a Party alone, be owned by such Party; or

(ii)	where such development is done by CELYAD and ONO jointly, be jointly owned by CELYAD and ONO, it being understood that such jointly owned Other Intellectual Property Rights may be used freely (i) by CELYAD, CELYAD’s Affiliates and CELYAD Licensees in the CELYAD Territory and (ii) by ONO, ONO’s Affiliates and ONO Sublicensees in the ONO’s Territory, without any notification and the payment of royalty to the other Party.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Each Party represents and warrants that, as of the Effective Date:

(a)	it has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all action necessary to authorise such execution and delivery and the performance of such obligations; and

(b)	the execution and delivery by it of this Agreement and the performance of the obligations under this Agreement do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitutional documents; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound.

17.2	CELYAD represents and warrants that:

(a)	As of the Effective Date and during the Term, CELYAD has not previously entered into or will not enter into any agreement, whether written or oral, which conflicts with the rights granted to ONO under this Agreement regarding any CELYAD Patents and CELYAD Know-How;

(b)	As of the Effective Date and during the Term, CELYAD (or the relevant CELYAD Affiliate) (i) has the right to grant to ONO the licenses specified herein and will maintain such right during the Term on its and its Affiliates’ behalf and (ii) as of the Effective Date, has the right to enable ONO to use all of its and its Affiliates’ Information, Regulatory Documentation, Inventions and Intellectual Property Rights as they exist as of the Effective Date to Develop, Manufacture, have Manufactured, and Commercialize Products all as contemplated under this Agreement and will maintain such right during the Term;

(c)	As of the Effective Date and during the Term (and subject to Article 2.7), the CELYAD Patents and the CELYAD Know-How are and will be owned by or validly licensed to CELYAD (or the relevant CELYAD Affiliate), and are and will be free and clear of any liens, charges and encumbrances. Without limiting the foregoing, to CELYAD’s best knowledge, each person, corporation or entity who was involved in the Invention for the CELYAD Patents and the CELYAD Know- How, has executed and delivered and will execute and deliver to CELYAD, its Affiliates or the CELYAD Licensees, as the case may be, an agreement assigning to CELYAD (or its applicable Affiliate) all rights, titles and interests in and to all the Inventions for the CELYAD Patents and the CELYAD Know-How arising out of or relating to such person’s, corporation’s or entity’s activities with respect to the Product;

(d)

As of the Effective Date, all CELYAD Patents existing as of the Effective Date (the “CELYAD Existing Patent Rights”) are (to the Commercially Reasonable Efforts of CELYAD) listed in Annex 1 and (i) all CELYAD Existing Patent Rights are subsisting and are, to CELYAD’s best knowledge, not invalid or unenforceable, in whole or in part, and have been filed and maintained properly and correctly (including by properly identifying each and every inventor of the claims thereof), and (ii) the pending applications included in CELYAD Existing Patent Rights are being diligently prosecuted in the respective patent offices in the ONO Territory in accordance with the Applicable Laws, and CELYAD and its Affiliates have undertaken their Commercially Reasonable Efforts to present all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office;

(e)	As of the Effective Date, there are no and there have not been any judgments or settlement against CELYAD or any of its Affiliates (and CELYAD has no knowledge of any basis for any such claim, whether or not brought or asserted) relating to the CELYAD Patents or CELYAD Know-How or arising out of Development, Use, Commercialization or Manufacturing of the Product, that violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or that will violate, infringe or otherwise conflict or interfere with, any Intellectual Property Rights of any Third Party, anywhere in the world. Without any limitation of the foregoing, to the CELYAD’ best knowledge, the use by ONO, its Affiliates, and its Sublicensee’s of the CELYAD Know-How and of the CELYAD Patents in accordance with this Agreement will not violate, infringe or otherwise conflict or interfere with any Intellectual Property Rights of any Third Party anywhere in the world;

(f)	As of the Effective Date and during the Term, the CELYAD Know-How has been and will be kept confidential or has been or will be disclosed to Third Parties only under terms of confidentiality and, to CELYAD’s and its Affiliates’ best knowledge, as of the Effective Date, no breach of such confidentiality has been committed by any Third Party;

(g)	As of the Effective Date, to CELYAD’s best knowledge, no Third Party is infringing or threatening to infringe the CELYAD Existing Patent Rights, or is misappropriating or misusing or threatening to misappropriate or misuse the CELYAD Know-How or the Data, and no Third Party is claiming or threatening to claim the invalidity or unenforceability of the CELYAD Patents in the ONO Territory;

(h)	As of the Effective Date and during the Term, CELYAD and its Affiliates have conducted and will conduct the Development, Commercialization, Use and Manufacture in accordance with Applicable Law;

(i)	As of the Effective Date, to CELYAD’s best knowledge, no governmental entity or academic institution has a right to (including any “step-in” or “march-in” rights) ownership of, or to impose any requirement on the Development, Manufacturing, Use or Commercialization of the Product or any other Inventions in the CELYAD Know-How and CELYAD Existing Patent Rights; and

(j)

As of the Effective Date, CELYAD has obtained a written approval from Dartmouth that Dartmouth agrees to grant to ONO a sublicense under the Dartmouth exclusive license agreement concluded on 30 April 2010, solely for the Development, Use, Manufacturing, have Manufactured and Commercialization of the Product in the Field in the ONO Territory with sublicensable rights, and the aforementioned license agreement with Dartmouth includes a provision pursuant to which this Agreement will not terminate and will be transferred to Dartmouth in case of termination of the aforementioned license agreement. Also, as of the

Effective Date, to CELYAD’s best knowledge, CELYAD and its applicable Affiliates have not committed any material breach of the aforementioned license agreement. Even after the termination of the aforementioned license agreement, upon ONO’s reasonable request, CELYAD will provide reasonable assistance to ONO to assist ONO and Dartmouth in continuing the business hereunder amicably.

17.3	ONO represents and warrants that:

(a)	As of the Effective Date, prior to the signature of this Agreement, ONO has carried out a due diligence and has understood all risks, contingencies and circumstances in relation with the conclusion and performance of this Agreement;

(b)	During the Term, it does not enter into any agreement, whether written or oral, which conflicts with the rights granted to CELYAD under this Agreement regarding any ONO Patents and ONO Know-How;

(c)	During the Term, it (or the relevant ONO Affiliate) has the right to grant to CELYAD the licenses specified herein and during the Term as contemplated under this Agreement;

(d)	During the Term, the ONO Patents and the ONO Know-How are owned by or validly licensed to ONO (or the relevant ONO Affiliate), and are free and clear of any liens, charges and encumbrances. Without limiting the foregoing, to the ONO’s best knowledge, each person, corporation or entity who will be involved in the Invention for the ONO Patents and the ONO Know-How, will execute and deliver to ONO or its Affiliates, as the case may be, an agreement assigning to ONO (or its applicable Affiliate) all rights, titles and interests in and to all the Inventions for the ONO Patents and the ONO Know-How arising out of or relating to such person’s, corporation’s or entity’s activities with respect to the Product;

(e)	During the Term, the ONO Know-How will be kept confidential or will be disclosed to Third Parties only under terms of confidentiality; and

(f)	During the Term, it and its Affiliates will conduct all Development, Commercialization, Use and Manufacture in accordance with Applicable Law.

17.4	Additional Representation and Warranty. The Parties hereby represent and warrant as follows during the Term:

CELYAD, CELYAD Affiliates, ONO and ONO Affiliates (and each of their respective contractors and consultants) shall conduct all Development and Manufacture of the Products in accordance with (i) where applicable, good laboratory, manufacture and clinical practice in its territory and (ii) Applicable Laws. CELYAD and ONO shall undertake Commercially Reasonable Efforts that their, respectively, CELYAD Licensees and ONO Sublicensees shall also comply with the foregoing.

17.5	Knowledge. As used in this Article 17, “best knowledge” (or similar terms) shall include actual knowledge after making reasonable inquiry and after exercising reasonable diligence.

18.	CONFIDENTIALITY

18.1	Except as expressly provided in this Agreement, the Parties agree that, during the Term and for five (5) years thereafter, each Party or its Affiliates (“Recipient”) undertakes to the other Party (“Disclosing Party”) to treat as confidential all Confidential Information which the Recipient receives from the Disclosing Party either directly or from any other person specified by the Disclosing Party. Each Party shall protect such Confidential Information using the same or a higher degree of care it normally uses to protect its own confidential information, but in any event no less than reasonable care.

18.2	The Recipient may only use the Confidential Information for the purposes of and in accordance with this Agreement.

18.3	The Recipient shall not disclose any Confidential Information of the Disclosing Party to any Third Party and shall restrict the access to such Confidential Information to the minimal number of its directors, officers and employees necessary for the purpose of this Agreement and bound by an obligation of confidentiality at least as restrictive as set forth in this Article 18.

18.4	This Article 18 shall not apply to any Information:

(a)	which is in or subsequently enters the public domain other than as a result of a breach of this Article 18 by the Recipient;

(b)	which has been or is subsequently properly obtained by the Recipient from a Third Party which has lawful right to disclose such Information and is under no confidentiality obligation in respect of that Information;

(c)	which has been or is subsequently independently developed by the Recipient without the use of the Disclosing Party’s Confidential Information; or

(d)	which is in the possession of the Recipient prior to the receipt of Confidential Information from the Disclosing Party.

For the avoidance of any doubt, specific aspects or details of the Disclosing Party’s Confidential Information shall not be deemed to be within the public domain of or in possession of the Recipient merely because such Confidential Information is embraced by more general information in the public domain of or in possession of the Recipient. Furthermore, any combination of the Disclosing Party’s Confidential Information shall not be considered in the public domain of or in possession of the Recipient merely because individual elements of such Confidential Information are in the public domain of or in possession of the Recipient unless the combination and its principles are in the public domain of or in possession of the Recipient.

18.5

Permitted Uses; Disclosures. If a Recipient is required by law, regulations, a court of competent jurisdiction or an arbitral tribunal to disclose Confidential Information, the Recipient may disclose such Confidential Information, provided, however, that to the extent it may legally do so, the Recipient shall give notice to the Disclosing Party of such disclosure as far in advance as is practicable and, save to the extent inappropriate in the case of patent applications or otherwise, shall use its Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information prior to such disclosure (whether through protective orders or otherwise). The Recipient may disclose the Disclosing Party’s Confidential Information to its Affiliates, investigators, contractors or subcontractors, to CELYAD Licensees (in the case of CELYAD), and to ONO Sublicensees (in the case of ONO) only to the extent such Confidential Information is necessary for the purpose of this Agreement. The Recipient shall ensure that the recipient thereof is bound by a written confidentiality agreement as imposing materially equally protective obligations as this Article 18. The Recipient shall remain responsible for any breach of such confidentiality agreement by its Affiliates, contractors or subcontractors, CELYAD Licensees (in the case of CELYAD) and ONO Sublicensees (in the case of Ono), as if such breach was committed by the Recipient itself.

In addition to the foregoing, the Recipient may disclose the Confidential Information of the Disclosing Party to:

(a)	a Regulatory Authority as reasonably necessary to obtain Regulatory Approval in its territory to the extent consistent with the licenses granted under terms of this Agreement; or

(b)	a patent office as reasonably necessary to file, prosecute or maintain any Patent contemplated by this Agreement.

18.6	Confidential Terms. Each Party agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior written consent of the other Party hereto, except: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential partners or private investors and others on a need to know basis, in each case, under appropriate confidentiality obligations; and (b) to the extent necessary to comply with Applicable Laws (including securities laws, rules and regulations and with court orders) provided that the Party required to make such disclosure shall promptly notify the other Party and shall be obliged to use Commercially Reasonable Efforts to seek limitations on the portion of this Agreement that is required to be disclosed and, to the extent permitted under Applicable Laws, to obtain confidential treatment for any such disclosure.

18.7	Publications. Either Party wishing to make a scientific publication or oral presentation relating to the Product (i.e. for scientific congresses or publications) (the “Presenting Party”) shall deliver to the other Party (the “Reviewing Party”) a copy of the proposed written publication or the proposed written abstract and slides or any other materials for the proposed oral presentation for the Reviewing Party’s review at least [CONFIDENTIAL], prior to the submission of any abstracts, slides and written publication. The Reviewing Party shall have the right to request modifications to the publication or oral presentation to protect patentable Information and its Confidential Information. In such case, the Presenting Party shall so edit such publication or oral presentation to prevent disclosure of patentable Information and Confidential Information. The Reviewing Party may also request a reasonable delay in publication or oral presentation in order to protect patentable Information. In such case, the Presenting Party shall delay submission for a period of another sixty (60) days to permit filings for Patent protection. Upon expiration of such sixty (60) days, the Presenting Party shall be free to proceed with the publication or oral presentation.

18.8	Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 18 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties, including the confidentiality agreement between the Parties from February 25, 2015. Any information disclosed under such prior agreements shall be deemed to be disclosed under this Agreement.

19.	LIABILITY

19.1	Subject to Articles 19.2 and 19.3, the total aggregate liability of each Party arising from negligence, breach of this Agreement, indemnity or otherwise under or in connection with this Agreement shall be limited to the cumulative amounts received by CELYAD at the moment of occurrence of the liability event under this Agreement.

19.2	Neither Party shall be liable to the other Party for any special, incidental, indirect, punitive or consequential loss or damage whether arising from negligence, breach of this Agreement or otherwise, including without limitation, loss of revenue, loss of profits, loss of opportunities, loss of anticipated savings and loss of reputation.

19.3	Notwithstanding any other provision of this Agreement, neither Party shall limit its liability arising from negligence, breach of this Agreement, indemnity or otherwise under or in connection with this Agreement, against the other Party for:

(a)	fraud or intentional failure, intentional misconduct or gross negligence by it or its Affiliates, CELYAD Licensee (in the case of CELYAD) or ONO Sublicensee (in the case of ONO) or their respective directors, officers, employees or subcontractors;

(b)	death or bodily injury in connection with the activities of itself or its Affiliates, its Licensee’s (in the case of CELYAD) or Sublicensee’s (in the case of ONO) or their respective directors, officers, employees or subcontractors;

(c)	any regulatory losses, fines, expenses or other losses arising from a breach by that Party of any law or regulation;

(d)	a breach of the representation and warranty set out in Article 17.2(j); or

(e)	the breach of the confidentiality obligation set forth in Article 18.

19.4	Nothing in this Article 19 shall in any way reduce or affect each Party’s general duty to mitigate loss suffered by it.

20.	INDEMNIFICATION

20.1	Indemnification by ONO. ONO shall defend, indemnify and hold harmless each of CELYAD and its Affiliates and their respective directors, officers and employees and the respective successors and assigns of any of the foregoing (the “CELYAD Indemnitees”), from and against any and all Indemnified Losses from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any CELYAD Indemnitee arising from or occurring as a result of: (a) the Development, Manufacture, Use or Commercializing of a Product by ONO, its Affiliates or ONO Sublicensees (including, for clarity, any Indemnified Losses resulting from product liability) in the ONO Territory; or (b) the gross negligence, intentional misconduct of, or breach of this Agreement by an ONO Indemnitee. ONO’s obligation to indemnify the CELYAD Indemnitees pursuant to this Article 20.1 shall not apply to the extent any such Indemnified Losses arise from: (i) the gross negligence or intentional misconduct of any CELYAD Indemnitee; (ii) any material breach by CELYAD of this Agreement; or (iii) any Third Party Claim within the scope of CELYAD’s indemnification obligations set forth in Article 20.2 below.

20.2

Indemnification by CELYAD. CELYAD shall defend, indemnify and hold harmless each of ONO and its Affiliates and their respective directors, officers and employees and the respective successors and assigns of any of the foregoing (the “ONO Indemnitees”), from and against any and all Indemnified Losses from any Third Party Claims incurred by any ONO Indemnitee arising from or occurring as a result of: (a) the Development, Manufacture, Use, or Commercializing of a Product by CELYAD, its Affiliates or CELYAD Licensee in the CELYAD Territory (including, for clarity, Indemnified Losses resulting from product liability); or (b) the gross negligence, intentional misconduct of, or breach of this Agreement by a CELYAD Indemnitee. CELYAD’s obligation to indemnify the ONO Indemnitees pursuant to this Article 20.2 shall not apply to the extent any such Indemnified Losses arise from: (i) the gross negligence or intentional misconduct of any ONO Indemnitee; (ii) any material breach by ONO of this Agreement or (iii) any Third Party Claim within the scope of ONO’s indemnification obligations set forth in Article 20.1 above.

20.3	Procedure. A Party that intends to claim indemnification under this Article 20 (each, an “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense. The indemnity arrangement in this Article 20 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected solely by Indemnitee without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, which is prejudicial to Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 20, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 20. The Indemnitee under this Article 20 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification. The Indemnitor shall not settle the Third Party Claim without a prior notification to the Indemnitee, it being understood that the Indemnitor shall not agree to any direct non-financial obligations on the Indemnitee without the prior consent of such Idemnitee.

20.4	Insurance. [CONFIDENTIAL]

21.	INTELLECTUAL PROPERTY INDEMNITY

Intellectual Property Indemnity by CELYAD

21.1	CELYAD shall indemnify ONO on written request in respect of all Indemnified Losses incurred by or awarded against ONO, in connection with any claim or action against ONO by any Third Party that such Third Party’s Intellectual Property Rights are infringed by the use of the CELYAD Patents and CELYAD Know-how in the Development, the Manufacturing, the Use or the Commercialization of the Product (the “IPR Claim”). In such case, CELYAD shall, at its expense, either (a) obtain at its own cost for ONO the right to continue using the CELYAD Patents or the CELYAD Know-How in accordance with this Agreement, or (b) modify or replace the infringing part of the CELYAD Patents or the CELYAD Know-How so as to avoid the infringement or alleged infringement in such a way that it complies with this Agreement.

21.2	This indemnity shall not apply to the extent the IPR Claim arises from (i) any changes, alternations or additions to the CELYAD Patents or the CELYAD Know-How made by ONO without the prior written consent of CELYAD or (ii) any use by ONO of the CELYAD Patents or the CELYAD Know-How outside the scope of the license granted in Article 2.

21.3	It is acknowledged by the Parties that CELYAD shall control the proceedings relating to the IPR Claims referred to in Articles 21.1 to 21.3; provided however that upon CELYAD’s first request, the Parties shall jointly control of the proceedings in relation to any IPR Claim in the ONO Territory. ONO and CELYAD shall not conclude any settlement with a Third Party without a prior notification to the other Party (except to the extent the settlement relates to the other Party’s territory, in which case such Party shall obtain the prior consent of the other Party).

Intellectual Property Indemnity by ONO

21.4	ONO shall indemnify CELYAD on written request in respect of all Indemnified Losses incurred by or awarded against CELYAD, in connection with any claim or action against CELYAD by any Third Party that such Third Party’s Intellectual Property Rights are infringed by the use of the ONO Patents and ONO Know-how in the Development, the Manufacturing, the Use or the Commercialization of the Product (the “IPR Claim”). In such case, ONO shall, at its expense, either (a) obtain at its own cost for CELYAD the right to continue using the ONO Patents or the ONO Know-How in accordance with this Agreement, or (b) modify or replace the infringing part of the ONO Patents or the ONO Know-How so as to avoid the infringement or alleged infringement in such a way that it complies with this Agreement.

21.5	This indemnity shall not apply to the extent the IPR Claim arises from (i) any changes, alternations or additions to the ONO Patents or the ONO Know-How made by CELYAD without the prior written consent of ONO or (ii) any use by CELYAD of the ONO Patents or the ONO Know-How outside the scope of the license granted in Article 2.

21.6	It is acknowledged by the Parties that ONO shall control the proceedings relating to the IPR Claims referred to in Articles 21.4 to 21.6; provided however that upon ONO’s first request, the Parties shall jointly control of the proceedings in relation to any IPR Claim in the CELYAD Territory. CELYAD and ONO shall not conclude any settlement with a Third Party without a prior notification to the other Party (except to the extent the settlement relates to the other Party’s territory, in which case such Party shall obtain the prior consent of the other Party).

22.	TERM

22.1	Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall continue in full force and effect until the occurrence of the expiration of the Royalty Term for such Product by or under the authorization of ONO in its ONO Territory (the “Term”).

22.2	If there are no Products being Commercialized in the ONO Territory by or under the authority of ONO and no other Products are being actively Developed or Manufactured by or under the authority of ONO, this Agreement shall expire in its entirety on the date of the cessation of the Commercialization, Use, Development and Manufacturing.

22.3	Upon the expiration (but not an earlier termination) of this Agreement with respect to a particular Product (or all Products) in the ONO Territory.

(a)

ONO shall have an irrevocable, non-exclusive, fully paid up license, for the duration of the relevant Intellectual Property Rights, under the CELYAD Patents, CELYAD Know- How, CELYAD interest in Joint Patents and Joint Know-How to Develop, Manufacture,

have Manufactured, Use and Commercialize the Products in the ONO Territory for use in the Field (subject to the conditions and limitations set out in this Agreement; it being understood that CELYAD shall have no liability in relation to this license, including under Articles 19, 20 and 21, provided however, for the avoidance of doubt, CELYAD shall not be relieved from any liability or obligation arising or becoming due under this Agreement before the expiration of this Agreement);

(b)	CELYAD shall have an irrevocable, non-exclusive, fully paid up license, for the duration of the relevant Intellectual Property Rights, under the ONO Patents, ONO Know-How and ONO interest in Joint Patents and Joint Know-How to Develop, Manufacture, have Manufactured, Use and Commercialize the Products in the CELYAD Territory for use in the Field (subject to the conditions and limitations set out in this Agreement; it being understood that ONO shall have no liability in relation to this license, including under Articles 19, 20 and 21, provided however, for the avoidance of doubt, ONO shall not be relieved from any liability or obligation arising or becoming due under this Agreement before the expiration of this Agreement).

23.	TERMINATION

23.1	This Agreement may, by mutual agreement, at any time be terminated by the Parties with immediate effect.

23.2	Either Party may terminate this Agreement for cause, forthwith and without any compensation being due to the other Party, on giving notice in writing to such other Party if:

(a)	such other Party commits a material breach of any term of this Agreement and such other Party has failed to remedy such material breach within sixty (60) days after the receipt of a request in writing to do so; or

(b)	such other Party becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution of such other Party (other than for the purposes of a solvent amalgamation or reconstruction) or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any substantial part of the assets of such other Party or such other Party enters into or proposes any composition or arrangement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction.

23.3	Termination by CELYAD. [CONFIDENTIAL]

23.4	Termination by ONO.

(a)	[CONFIDENTIAL]

[CONFIDENTIAL]

(b)	ONO may terminate this Agreement, without any compensation from ONO to CELYAD, in its entirety for any reason:

(i)	upon [CONFIDENTIAL] prior written notice to CELYAD prior to the first Commercialization of the Product; or

(ii)	upon a prior written notice, with the notice period being the shorter of (i) one (1) year or (ii) a period in which CELYAD has found and contracted with a replacement licensee and such replacement licensee is ready to take over the Commercialization of the Product and for the avoidance of doubt, during the notice period ONO shall (a) provide reasonable support to the taking over of the Commercialization by the replacement licensee, (b) continue to fulfil its obligations to Commercialize the Product in the ONO Territory under this Agreement and (c) perform its obligations under Article 23.6.

23.5	Upon the termination of this Agreement for whatever reason, all licenses granted by the Parties to each other under this Agreement shall immediately terminate, and ONO shall pay to CELYAD all royalties and any other amounts due until the date of termination of the Agreement. For the avoidance of doubt, unless CELYAD buys back ONO’s remaining stock of the Product at the same price that CELYAD supplied such stock to ONO, ONO shall have the right to sell its remaining stock of the Product (in accordance with the provisions of this Agreement) for a maximum period of one (1) year.

23.6	Upon the termination of this Agreement for whatever reason (including upon ONO’s notice under Article 23.4), ONO may not continue any Development and shall initiate the procedures necessary for ONO to close Development at ONO’s sole expense. Upon CELYAD’s reasonable request, ONO shall transfer, at CELYAD’s reasonable cost and expense (except where ONO terminates this Agreement under Article 23.4, in which case the performance of this Article 23.6 shall be at ONO’s reasonable cost and expense), data in possession of ONO and its Affiliates as well as regulatory approvals to CELYAD or (at CELYAD’s direction) the replacement licensee, where such data and approvals are necessary or reasonably useful to Develop, Manufacture, have Manufactured or Use or Commercialize the Product in ONO Territory.

23.7	Other than as set out in this Article 23 and Article 28 of this Agreement, neither Party has any other termination rights under or in relation to this Agreement to the extent permitted by Applicable Law.

23.8	The following Articles of this Agreement shall survive the expiration or early termination of this Agreement for any reason: Articles 1, 2.2 (only for the last two sentences), 2.4 (only for the last sentence), 11.5, 12.4, 15.1, 15.2(c), 16.3, 18, 19 (but subject to Article 22.3), 20 (but subject to Article 22.3), 21 (but subject to Article 22.3), 22.3, 23.5, 23.6, 23.8, 24, 25, 26, 27 and 29. Nothing in this Agreement shall relive any Party from any liability or obligation arising or becoming due before the expiration or early termination of this Agreement.

24.	NOTICES

24.1	Any notice or other communication given under this Agreement shall be given in writing in English and shall be delivered in person or sent by overnight courier or fax or email to the Party at the following addresses:

(a)	to CELYAD at:

Rue Edouard Belin 2

B-1435 Mont-Saint-Guibert

Belgium

Fax: [CONFIDENTIAL]

marked for the attention of: Christian Homsy, CEO,

with a copy by e-mail to Georges Rawadi, VP Business Development (e-mail address grawadi@celyad.com);

(b)	to ONO at:

8-2, Kyutaromachi 1-chome

Chuo-ku, Osaka, Osaka 541-8564, Japan

Attention: Director, License

Fax: +[CONFIDENTIAL]

with a copy;

8-2, Kyutaromachi 1-chome

Chuo-ku, Osaka, Osaka 541-8564, Japan

Attention: General Manager, Legal Department

Fax: [CONFIDENTIAL]

or at such other address or fax number it may notify to the other Party under this Article.

24.2	Any notice or communication given under this Article shall be deemed to be duly received at the time of delivery if delivered personally, at the time of signature of the courier’s receipt if delivered by overnight courier, at the time of transmission if sent by fax and at the time of receipt of email.

24.3	Notwithstanding any provision of this Article, it is understood and agreed between the Parties that this Article 24 is not intended to exclude the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms and conditions hereof.

25.	GOVERNING LAW AND DISPUTES

25.1	Governing Law. The formation, validity, construction and performance of this Agreement including any contractual or non-contractual obligations arising out of or in connection to this Agreement, are governed by and shall be construed in accordance with the [CONFIDENTIAL] without regard to any conflict of laws. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

25.2

Amicable Resolution. In the case of any dispute, controversy or claim arising out of or in connection with this Agreement (including any disputes relating to any non-contractual obligations arising out of or in connection with this Agreement) (the “Disputes”), such Dispute shall first be submitted to the JDC or the JCC, as appropriate, and the JDC or the JCC shall use Commercially Reasonable Efforts to resolve such Disputes. However, if the JDC or the JCC fails to resolve such Disputes within sixty (60) days after the request by either Party in writing to proceed to negotiation under this clause, then, such Disputes shall be submitted to the relevant executive director of CELYAD and ONO (“Directors”). The Directors shall use Commercially Reasonable Efforts to resolve such Disputes within thirty (30) days of the end of such sixty (60) days period. If the Directors fail to resolve such Disputes within such period, then, such Disputes shall be submitted to the Chief Executive Officer of CELYAD or such person’s designee and the President of ONO or such person’s designee (the “Executives”). The Executives shall use Commercially Reasonable Efforts to resolve such Dispute within thirty (30) days of the end of thirty (30) days period for Directors’ discussion.

25.3	Arbitration. Disputes that are not resolved by the Executives in accordance with Article 25.2 shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force on the date on which the notice of arbitration is submitted in accordance with these rules, by three (3) arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be [CONFIDENTIAL], Japan if the arbitration is submitted by CELYAD, and [CONFIDENTIAL], if submitted by ONO. The language of the arbitration shall be English. Each Party shall nominate one (1) arbitrator, and the two (2) arbitrators so nominated shall nominate a third arbitrator, who shall act as the chairperson. If the tribunal orders production of documents, the tribunal shall take guidance from the IBA Rules on the Taking of Evidence in International Arbitration as current of the date of this Agreement, The award rendered by the tribunal shall be final and binding upon the Parties and may be entered in any court of appropriate jurisdiction. The Emergency Arbitrator Provision shall not apply.

25.4	The existence and content of the arbitral proceedings, any information exchanged between Parties during the arbitral proceedings and any rulings or award shall be kept confidential by the Parties and members of the tribunal except (a) to the extent that disclosure may be required by a Party to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (b) with the consent of both Parties, (c) where needed for the preparation or presentation of a claim or defence in this arbitration, (d) where such information is already in the public domain other than as a result of a breach of this clause, or (e) by order of the tribunal upon application of a Party.

26.	EQUITABLE RELIEF

26.1	Notwithstanding Article 25.3, both Parties acknowledge and agree that the breach of Article 18 will result in irreparable injury to a Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Article 18, the innocent Party shall be authorised and entitled to seek injunctive or equitable relief, in addition to any other legal remedies available to any of them, in any competent jurisdiction.

27.	PUBLIC ANNOUNCEMENTS

27.1

Except as required by Applicable Laws or the rules of any stock exchange, neither Party shall make any public announcement of any information regarding this Agreement or any activities under this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Each Party shall submit to the other Party any proposed announcements the latest [CONFIDENTIAL] prior to the intended date of publication of such announcement to permit review and approval. Once a statement is approved for disclosure by the Parties or Information is otherwise made public in accordance with the preceding sentence, either

Party may make a subsequent public disclosure of the specific contents of such statement without further approval of the other Party. Neither Party shall mention or otherwise use the name or trade mark of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the appropriate individual designated for the purpose by the other Party. Notwithstanding the foregoing, each Party shall be entitled to include the name and picture of the other Party within a list of collaborators with consent of the other Party. Once a Party obtains consent of the other Party to use the name and picture of such other Party in a Party’s annual report, company brochure or Website and so on, such a Party may continue to use them in the same.

27.2	CELYAD shall notify ONO prior to publishing a written official announcement in relation to the Product in the CELYAD Territory.

28.	FORCE MAJEURE

28.1	If a Party (the “Affected Party”) is unable to carry out any of its obligations under this Agreement due to any event or circumstance which is beyond the reasonable control of such Party and could not reasonably be expected to have taken into account at the Effective Date of this Agreement by that Party, including but not limited to acts of God, lightning, fire, storm, flood, earthquake, tsunami, acts of a public enemy, war declared or undeclared, a threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, sabotage, act of vandalism, (the “Force Majeure”), this Agreement shall remain in effect but the Affected Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party (“Non-Affected Party”) under this Agreement shall be suspended for a period equal to the circumstance of Force Majeure, provided that:

(a)	the suspension of performance is of no greater scope than is required by the Force Majeure;

(b)	the Affected Party immediately gives the Non-Affected Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure unless the Force Majeure renders such notification impossible, in which case notification shall be made as soon as possible after such cause preventing such notification disappears. The Affected Party shall notify the Non-Affected Party immediately of the cessation of the Force Majeure;

(c)	the Affected Party uses all Commercially Reasonable Efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

(d)	as soon as practicable after the event which constitutes Force Majeure occurs, the Parties discuss how to continue their operations as far as possible in accordance with this Agreement.

28.2	[CONFIDENTIAL]

29.	MISCELLANOUS

29.1	No amendment to this Agreement shall be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of each of the Parties.

29.2	The status of a Party under this Agreement shall be that of an independent contractor. Nothing in this Agreement is deemed to constitute (i) a partnership or joint venture between the Parties, or (ii) either Party being an agent of the other Party for any purpose.

29.3	Neither Party shall be deemed to have waived any of its rights or remedies whatsoever unless the waiver is made in writing, signed by a duly authorised representative of that Party. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

29.4	This Agreement and the documents referred to in it contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the Parties relating to these transactions.

29.5	Each Party agrees to pay the costs and expenses incurred by it in connection with the negotiation, entering into and completion of this Agreement, including lawyers’ and accountants’ fees. Each Party is responsible for the payment of the fees and expenses of any adviser engaged by it in connection with the negotiation, entering into and completion of this Agreement and shall defend, indemnify and hold the other Party harmless from any claims of compensation or reimbursement from such advisors.

29.6	If any provision of this Agreement is or becomes invalid, illegal or unenforceable, such provision shall be severed and the remainder of the provisions shall continue in full force and effect as if this Agreement had been executed without the invalid, illegal or unenforceable provision. If the invalidity, illegality or unenforceability is so fundamental that it prevents the accomplishment of the purpose of this Agreement, the Parties shall immediately commence good faith negotiations to agree an alternative arrangement.

29.7	Neither Party may assign any right, benefit or interest in nor obligations under this Agreement without the written consent of the other Party, and any purported assignment without such consent shall be void, except that a Party may assign, without the advance written consent of the other Party, any right, benefit or interest in or obligations under this Agreement in its entirety to its Affiliates or successor-in-interest in connection with a merger, consolidation, or other corporate reorganization, or the sale of all or substantially all of its assets to which this Agreement relates.

29.8	The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and the provisions of this Agreement shall not be construed as conferring any rights in any Third Party except as otherwise expressly provided in Article 20. The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. Except as expressly provided in Article 20, no Third Party who is not a party to this Agreement (including any employee, officer, directors, agent, representative, licensee, or subcontractor of either Party) shall have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person or entity without the express prior agreement in writing of the Parties, which agreement shall refer to this Article 29.8.

29.9	This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, this English version shall prevail.

29.10	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by e-mail delivery of “PDF” format data file shall be as effective as an original executed signature page. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

29.11	Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between both Parties, that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

29.12	Each Party shall always have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates (but only for so long as such entity remains an Affiliate of such Party), provided that each Party shall remain responsible for the performance of this Agreement and the compliance with the terms and conditions of this Agreement by its Affiliates and any act or omission by an Affiliate of such Party shall constitute an act or omission by such Party.

[Remainder of page intentionally left blank]

SIGNATORIES

THIS AGREEMENT has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement, in two (2) original copies, one (1) for each Party.

SIGNED by: Christian Homsy	)
Chief Executive Officer for and on behalf of Celyad S.A.	) )

SIGNED by: Gyo Sagara	)
President, Representative Director, and CEO for and on behalf of Ono Pharmaceutical Co., Ltd.	) )

[CONFIDENTIAL]